EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is made as of February 5, 2003, by and between OAK TECHNOLOGY, INC., a Delaware corporation (“Seller”), and SUNPLUS TECHNOLOGY CO., LTD., a Taiwanese corporation (“Buyer”).

R E C I T A L S

A.                                   WHEREAS, Seller and the Subsidiaries are, among other things, engaged through Seller’s Optical Storage Group in the “Business” (as defined herein);

B.                                   WHEREAS, the Business is composed of certain assets and liabilities that are currently owned by Seller and the Subsidiaries or in respect of which Seller and the Subsidiaries are currently obligated, as the case may be;

C.                                   WHEREAS, Seller and the Subsidiaries desire to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller and the Subsidiaries, the Purchased Assets (as hereinafter defined), and Buyer is willing to assume, the Assumed Liabilities (as hereinafter defined), in each case as more fully described and upon the terms and subject to the conditions set forth herein; and

D.                                  WHEREAS, Seller and/or one or more of the Subsidiaries and Buyer desire to enter into each Assignment and Bill of Sale, each Assumption Agreement, the Intellectual Property Agreements, the Transition Services Agreement, and the Escrow Agreement (each as hereinafter defined and collectively, the “Collateral Agreements”).

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                                 Defined Terms

For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, suit, arbitration, charge, citation, complaint, proceeding or investigation.

“Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person.  As used herein, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Assigned Patents” shall mean the patents listed on Schedule 1.1(a).

“Assignment and Bill of Sale” means each agreement in substantially the form set forth as Exhibit A.

“Assumed Contracts” means all Contracts to be acquired or assumed by Buyer as set forth on Schedule 2.1(a) and the Contracts as set forth on a written notice provided by Buyer to Seller at any time or from time-to-time prior to the Closing (the “Contract Notice”).

“Assumed Liabilities” means the liabilities and obligations of Seller and the Subsidiaries assumed by Buyer pursuant to the Assumption Agreements and Section 2.4.

“Assumption Agreement” means each agreement in substantially the form set forth as Exhibit B.

“Business” means the business conducted by Seller’s Optical Storage Group as of the date hereof and as of the Closing Date, including the research, design, development, manufacture, distribution and sale of the Products and other software, firmware and/or hardware usable in connection therewith, along with services provided for customers in connection with the foregoing.

“Business Day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of California or any other day on which the principal offices of Seller or Buyer are closed or become closed prior to 2:00 p.m. local time.

“Business Employees” means the employees of Seller employed in the Business and identified on Schedule 3.8(a).

“Business Intellectual Property” means all Proprietary Subject Matter that is owned by or exclusively licensed to Seller and/or its Subsidiaries and used, held for use by, or developed in the conduct of the Business, including all Intellectual Property Rights in, to or embodied by the Products and all documentation describing the same.  The foregoing shall include (a) Assigned Patents; (b) the right to file for and receive patents in Buyer’s name on, without limitation, inventions for which patent applications have not been filed prior to the Closing Date (i) contained in Products, (ii) described or embodied in invention disclosures created by employees of the Business prior to the Closing Date, and (iii) described in Works of Authorship used, held for use by or developed in the conduct of the Business; and (c) all Intellectual Property Rights in, to or embodied by Schedule 1.1(f) and the items and material listed therein, but excluding the Intellectual Property Rights listed in Schedule 3.10(e) and Retained Seller Intellectual Property.

“Business Records” means all books, records, ledgers and files or other similar information used or held for use exclusively in the operation or conduct of the Business,

including price lists, customer lists, vendor lists, mailing lists, warranty information, catalogs, sales promotion literature, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, research materials and product testing reports, including without limitation, reports required by any national, federal, state, provincial or local court, administrative body or other Governmental Body.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended.

“Closing” means the closing of the transactions described in Article VII.

“Closing Date” means the date of the Closing as determined pursuant to Section 7.3.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Contracts” means all Third Party contracts, agreements, leases, subleases, licenses, supply contracts, purchase orders, sales orders and instruments used or held for use primarily in the operation or conduct of the Business, that will be in effect on the Closing Date and to which Seller or a Subsidiary is a party, including without limitation (i) for the lease of machinery or office equipment, (ii) for the provision by a Third Party of goods or services to the Business, (iii) for the sale by the Business of goods or the performance by the Business of services, or (iv) for the license, sublicense or other rights to use any Proprietary Subject Matter of a Third Party or any Third Party to use any Business Intellectual Property, and any such contracts, agreements, instruments, licenses and leases entered into in accordance with, and without violation of, Section 5.2 between the date hereof and outstanding as of the Closing Date by Seller or a Subsidiary.

“Counsel for Buyer” means Jones Day, Menlo Park, California.

“Counsel for Seller” means Wildman, Harrold, Allen & Dixon, Chicago, Illinois.

“Defense Fees” means attorneys’ fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending any Third Party Intellectual Property Claim.

“Designated Litigation Actions” means the Third Party Claims relating to Items 2, 3 and 4 set forth on Schedule 3.7(b).

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, covenant or other similar restriction or Third Party right affecting the Purchased Assets, other than Permitted Encumbrances.

“Environmental Law” means any applicable Law that (i) imposes obligations or establishes liability with respect to damage or injury to human health, ecological receptors or natural resources, (ii) governs the existence of, requires notices or Remedial Action, or provides a remedy with respect to, a Release or threatened Release of Hazardous Substances,

(iii) establishes standards for the protection of Persons (including the public and workers), natural resources or the environment (including the workplace and indoor environment) or for the management of Hazardous Substances, or for other activities involving Hazardous Substances including under CERCLA or any other similar Law, in each case as in effect on or prior to the Closing Date or, with respect to representations and warranties made on the date hereof, on or prior to the date hereof.

“Escrow Agreement” means the escrow agreement in the form reasonably acceptable to Buyer and Seller and as will be set forth prior to Closing as Exhibit F.

“Excluded Contracts” means (i) those Contracts identified on Schedule 2.2(d), related to the Business and (ii) any Contracts that are not Assumed Contracts.

“Fixtures and Supplies” means all tangible personal property owned by Seller or a Subsidiary and used or held for use exclusively in the operation or conduct of the Business, including storage devices and office supplies, but excluding cubicles and furniture, including desks, tables, chairs and file cabinets.

“Governmental Body” means any legislative, executive or judicial unit of any governmental entity (federal, state, local, foreign or supranational) or any court, department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Governmental Permits” means all governmental permits and licenses, certificates of inspection, applications, approvals or other authorizations necessary for the lawful operation and conduct of the Business as operated or conducted at any time prior to Closing.

“Hazardous Substance” means any natural or man-made hazardous, toxic, radioactive or dangerous chemical, substance, pollutant, contaminant or material, including without limitation, wastes, petroleum and petroleum-derived substances, molds and other biological agents, asbestos, lead and lead-containing substances, polychlorinated biphenyls, radon and other forms of radiation, noise at levels injurious to human health, thermal discharges, and any other chemical, material or substance, the exposure to which is prohibited, limited or regulated by any Governmental Body pursuant to any Environmental Law.

“Intellectual Property” shall mean any or all of the following (i) works of authorship including synthesizable Verilog code, RTL code, synthesis constraint files, Verilog test vectors, simulation environment for digital circuits, circuit schematics, Hspice circuit files, Hspice stimulus vectors, black box Verilog/synthesis models, physical layouts, verification reports, test plans and test vectors for mass production and engineering tests, Avanti Place and Route database and GDS files for analog and mixed signal circuits, bills of materials, test reports, source code of firmware, schematic Garber files for evaluation boards and emulation boards, reference designs, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, designs, documentations, records, data and mask works (“Works of Authorship”), (ii) inventions (whether or not patentable), improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, and (viii) all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Agreements” means the agreements in substantially the form set forth as Exhibits C-1 and C-2.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyrights registrations and copyrights applications and “moral” rights, (iii) rights in maskworks and applications therefor, (iv) the protection of trade and industrial secrets and confidential information, (v) trademarks, trade names and service marks, (vi) analogous rights to those set forth above, (vii) divisionals, continuations, continuation-in-part, renewals, reissuances, reexaminations, and extensions of the foregoing (as applicable), and all other proprietary rights relating to Intellectual Property throughout the world.

“Inventory” means all inventory, wherever located, including raw materials, work in process, recycled materials, finished products, inventoriable supplies, parts and non-capital spare parts owned by Seller or a Subsidiary and used or held for use primarily in the operation or conduct of the Business, and any rights of Seller or a Subsidiary to the warranties received from suppliers with respect to such Inventory.

“IRS” means the U.S. Internal Revenue Service.

“Joint Business Records” means all books, records, ledgers and files or other similar information used or held for use in the operation or conduct of the Business, other than Business Records, including price lists, customer lists, vendor lists, mailing lists, warranty information, catalogs, sales promotion literature, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, research materials and product testing reports, including without limitation, reports required by any national, federal, state, provincial or local court, administrative body or other Governmental Body.

“Law” means any federal, state, local, foreign or supranational law (including common law), statute, ordinance, rule, regulation, code, order, judgment, injunction, decree or other requirement, and any rule or regulation of any stock exchange on which the relevant party’s securities are listed.

“Leased Equipment” means the computers, servers, machinery, hardware and equipment and other similar items leased and used or held for use by Seller or a Subsidiary exclusively in the operation or conduct of the Business.

“Mark” means any trademark, service mark, trade name, trade dress, logo, Internet domain name, corporate name, emblem, insignia and related mark.

“Material Customers and Suppliers” means the eight (8) largest customers of the Business (based on aggregate sales in the fourth calendar quarter of 2002) and the two (2) largest suppliers to the Business (based on aggregate purchases in fiscal year 2002), each as set forth on Schedule 1.1(b).

“Non-Ordinary Course Transaction” means, in respect of the Business, any:

(a)                                  write-down of the value of any assets in an amount in excess of $100,000 or any write-off as uncollectible of any accounts receivable in an amount in excess of $100,000;

(b)                                 sale, assignment, license or transfer of any material asset of Seller or any Subsidiary;

(c)                                  damage, destruction or loss (whether or not covered by insurance) of any tangible assets or properties of Seller or any Subsidiary in excess of $100,000;

(d)                                 cancellation, expiration, non-renewal or waiver of any right under any Assumed Contract or Governmental Permit;

(e)                                  mortgage or pledge of, or any Encumbrance (other than Permitted Encumbrances) placed on, any Purchased Assets;

(f)                                    change in the senior management; or

(g)                                 product liability claims or liabilities.

“Optical Disk Drives” means any data storage devices employing a laser or other optical read and/or write means, including without limitation CD-ROM drives, CD-R drives, CD-RW drives, DVD-ROM drives, DVD-RAM drives, DVD-R drives, DVD-RW drives, DVD+RW drives, and any devices that are similar to or a combination of any of the foregoing.

“Optical Storage Business” means the direct or indirect research, design, development, making, using, licensing and selling or other distribution of Optical Disk Drives, circuit board and other controllers therefor (including without limitation the Products) and/or other hardware, firmware and software (in either source code or object code or both and including without limitation PC driver software) associated therewith, or any portion or component thereof, which components or portions include without limitation ASICs and other integrated circuits, circuit boards, and designs, whether supplied, already-manufactured or in Verilog, VHDL, RTL, SGN, Netlist, layout files, masks or other format, and the provision of any service in connection with any of the foregoing.  For the avoidance of doubt, the Optical Storage Business includes the Business.

“Patent Assignment Documentation” means a document suitable for filing in the USPTO or foreign equivalent, as the case may be, evidencing the assignment of patents to Buyer hereunder and will be set forth as Exhibit C-1 prior to Closing.

“PC Optical Storage Business” means the Optical Storage Business solely with respect to (i) products usable in or in connection with personal computers and (ii) services provided to customers in connection therewith.

“Permitted Encumbrances” means any (i) Encumbrances for current Taxes not yet due and payable, (ii) Encumbrances imposed by any Laws and incurred in the ordinary course of the business for obligations not yet due to carriers, warehousemen, laborers and materialmen, and (iii) Encumbrances in respect of pledges or deposits under workers’ compensation laws.

“Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any government or regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Principal Equipment” means the computers, servers, machinery and equipment and other similar items used or held for use by Seller or a Subsidiary exclusively in the operation or conduct of the Business.  Principal Equipment includes rights to the warranties received from the manufacturers and distributors of such items and to any related claims, credits, rights of recovery and setoff with respect to such items, but only to the extent such rights are assignable.

“Products” means all products of the Business, including without limitation (i) the application specific integrated circuits Intellectual Property listed on Schedule 1.1(c); and (ii) the systems Intellectual Property listed on Schedule 1.1(d).

“Proprietary Subject Matter” means all Intellectual Property and all Intellectual Property Rights.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are owned by Seller and its Subsidiaries used or developed for use in the conduct of the Business that have been registered, certified or otherwise perfected by recordation with any Governmental Body.

“Release” means any active or passive release, spill, emission, leaking, pumping, injection, deposit, disposal, pouring, dumping, abandonment, discharge, dispersal, leaching, migration, and discard of barrels, drums or other containers into the indoor or outdoor environment.

“Remedial Action” means all actions reasonably necessary under Environmental Law to (i) clean up, remove, treat, or in any other way address any Hazardous Substance; (ii) prevent the Release or minimize the further Release of any Hazardous Substance so that it does not migrate or endanger public health or welfare; or (iii) remedy conditions that violate Environmental Law.

“Retained Patents” means (i) all U.S., foreign and international patents existing as of the Closing Date and patents issuing from patent applications of Seller filed as of the Closing Date (other than the Assigned Patents) that cover inventions conceived by employees of, or used in, the Business, including those listed in Schedule 1.1(e); and (ii) divisionals, continuations, continuations-in-part, renewals, reissuances, reexaminations, and extensions of the foregoing (as applicable) and patents issuing therefrom.

“Retained Seller Intellectual Property” means all of Seller’s trademarks, trade names, service marks, domain names and web addresses.

“Seller Material Adverse Change” means mean any event, change, effect or circumstance that, individually or when taken together with all other such events, changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Seller Material Adverse Change, which (a) has a material adverse effect on the Purchased Assets or the Business, or (b) will materially delay or prevent the consummation of the transactions contemplated hereby; provided, however, any adverse change, effect, occurrence, state of facts or development resulting from (i) general economic conditions affecting the business environment or (ii) compliance with the terms of, or the taking of any action required by, this Agreement shall not be deemed in itself, to constitute, and shall not be taken into account in determining whether there has been or will be, a Seller Material Adverse Change.

“Severance Amount” means the amount of severance Seller has previously announced (which shall include accrued vacations) it will provide to Business Employees in connection with the termination of employment and shutting down the Business.

“Subsidiary” means any entity in which a Person owns more than fifty percent of its outstanding shares or voting power.

“Tax Return” means all returns, declarations, reports, estimates, information returns, claims for refund and statements required to be filed in respect of any Taxes.

“Taxes” means all taxes of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all net income, capital gains, gross income, gross receipts, property, franchise, sales, use, excise, withholding, payroll, employment, social security, workers’ compensation, unemployment, mortgage, occupation, capital stock, ad valorem, value added, transfer, documentary stamp, gains, profits, net worth, asset, transaction, and other taxes, and any interest, penalties or additions to tax with respect thereto, whether disputed or not, imposed upon any Person by any federal, state, local or foreign taxing authority or other Governmental Body under applicable Law.

“Technology License Agreement” means the agreement in substantially the form set forth as Exhibit C-2.

“Third Party” means any Person not an Affiliate of the other referenced Person or Persons.

“Third Party Intellectual Property Claim” means any Third Party Claim attributable by Buyer to a breach of the representations and warranties set forth in Section 3.10 of this Agreement other than Designated Litigation Actions.

“Transition Services Agreement” means the agreement in the form reasonably acceptable to Buyer and Seller based on the Transition Services Term Sheet and as will be set forth on Exhibit D.

“Transition Services Term Sheet” means the term sheet substantially in the form of Exhibit E.

1.2                                 Additional Defined Terms

For purposes of this Agreement, the following terms shall have the meanings specified in the Sections indicated below:

Term	Section

“Acquisition Proposal”	Section 5.14
“Agreement”	Preamble
“Approved Inventory Purchase”	Section 5.16(a)
“Asset Acquisition Statement”	Section 5.3(b)
“Assumed Accounts Payable”	Section 5.16(a)
“Assumed Liabilities”	Section 2.4
“Bulk Sales Laws”	Section 2.7(c)
“Business”	Recital A
“Business Marks”	Section 5.8(a)
“Buyer”	Preamble
“Buyer Common Stock Market Price”	Section 2.3(e)
“Buyer Legal Opinion”	Section 7.2(c)
“Closing”	Section 7.3
“Closing Date”	Section 7.3
“Collateral Agreements”	Recital D
“Common Stock”	Section 2.3(e)
“Competing Portion”	Section 5.9(b)
“Confidential Information”	ARTICLE VI
“Contract Notice”	Section 1.1
“Conversion Rate”	Section 2.3(e)
“Delivery Date”	Section 2.3(c)
“Disclosing Party”	ARTICLE VI
“Escrow Agent”	Section 2.3(b)
“Escrow Amount”	Section 2.3(b)
“Excluded Assets”	Section 2.2
“Excluded Liabilities”	Section 2.5
“Excluded Representations”	Section 9.1
“Export Control License”	Section 5.11(a)
“Final Share Delivery Date”	Section 2.3(c)
“Final Stock Payment”	Section 2.3(c)
“Inbound License”	Section 5.13(c)
“Income Taxes”	Section 3.12(a)
“Indemnified Party”	Section 9.2(a)
“Indemnifying Party”	Section 9.3(a)
“Initial Share Delivery Date”	Section 2.3(c)
“Initial Stock Payment”	Section 2.3(c)
“Losses”	Section 9.2(a)
“Marked Instrumentalities”	Section 5.8(b)
“NT$”	Section 2.3(c)
“Newco”	Section 5.12
“Nonassignable Assets”	Section 2.6(c)
“Payable Reduction”	Section 5.16(a)
“Permitted Licensee”	Section 5.13
“Permitted Licensee Rights”	Section 5.13(c)
“Pre-Closing Employment Related Liabilities”	Section 5.5(a)
“PTO”	Section 3.10(a)
“Purchase Price”	Section 2.3
“Purchased Assets”	Section 2.1
“Purpose”	ARTICLE VI
“Receiving Party”	ARTICLE VI
“Representatives”	ARTICLE VI
“Required Consents”	Section 3.3(b)
“Returned Inventory”	Section 5.16(b)
“Sales Taxes”	Section 2.7(a)
“Section 5.5 Employees”	Section 5.5(a)
“Securities”	Section 2.3(b)
“Securities Act”	Section 3.18(a)
“Seller”	Preamble
“Seller Legal Opinion”	Section 7.1(c)
“Shares”	Section 2.3(b)
“Subsidiary” or “Subsidiaries”	Section 3.1
“Survival Period”	Section 9.1
“TSE Approval”	Section 2.3(b)
“Third Party Claim”	Section 9.3(a)
“Transferred Employees”	Section 5.5
“Transition Period”	Section 5.4
“Taiwan Approvals”	Section 4.5
“U.S.”	Section 3.18(c)
“Works of Authorship”	Section 1.1

1.3                                 Other Definitional and Interpretive Matters

Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Commercially Reasonable Best Efforts.  The obligation of a party to use commercially reasonable best efforts to accomplish an objective does not require an unreasonable expenditure of funds or the incurrence of an unreasonable liability on the part of the obligated party.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Knowledge.  The word “knowledge” or any similar term shall mean the actual knowledge of any of the senior management of Seller or of the Business.

Payments and Computations.  Except for the payment of the Purchase Price (which shall be paid at the Closing), each party shall make each payment due to another party to this Agreement not later than 2:00 p.m. San Francisco time on the day when due.  All payments shall be measured and paid in U.S. dollars by wire transfer in immediately available funds to the account or accounts designated by the party receiving such payment.  All computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Whenever any payment under this Agreement shall be due on a day other that a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

Schedules and Exhibits.  Any matter disclosed by Seller on any one Schedule shall be deemed disclosed for purposes of all other Schedules to the extent that the relevance of such matters to other Sections of this Agreement or other applicable Schedules is reasonably apparent to a reader.

ARTICLE II

PURCHASE AND SALE OF THE BUSINESS

2.1                                 Purchase and Sale of Assets

Upon the terms and subject to the conditions of this Agreement and in reliance on the representations and warranties contained herein, on the Closing Date, Seller shall, or shall cause one or more of the Subsidiaries to, sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire, assume and accept from Seller or the applicable Subsidiary, all of the right, title and interest in, to and under the Purchased Assets.  For purposes of this Agreement, the term “Purchased Assets” means all the assets, properties and rights used or held for use by Seller or the applicable Subsidiary in the operation or conduct of the Business (and in the case of each of Principal Equipment, Leased Equipment and Fixtures and Supplies, exclusively used in the operation or conduct of the Business) whether tangible or intangible, real, personal or mixed, including, without limitation, those assets, properties and rights set forth or described in paragraphs (a) through (l) below, whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller’s or the applicable Subsidiary’s financial statements:

(a)                                  the Assumed Contracts;

(b)                                 the Principal Equipment;

(c)                                  the Leased Equipment;

(d)                                 the Fixtures and Supplies;

(e)                                  the Inventory;

(f)                                    the Business Intellectual Property;

(g)                                 the Products;

(h)                                 the Business Records;

(i)                                     the Governmental Permits, but only to the extent that such Governmental Permits are assignable or transferable to Buyer;

(j)                                     any rights or Actions of Seller or any Affiliate of Seller against Third Parties relating to the Purchased Assets or the Business and arising out of transactions occurring after the Closing Date;

(k)                                  copies of Joint Business Records; and

(l)                                     the goodwill of the Business.

2.2                                 Excluded Assets

Notwithstanding anything in Section 2.1 to the contrary, it is hereby expressly acknowledged and agreed that the Purchased Assets shall not include, and neither Seller nor any of the Affiliates is selling, transferring, assigning, conveying or delivering to Buyer, and Buyer is not purchasing, acquiring or accepting from Seller or any of the Subsidiaries, any of the rights, properties or assets set forth on or described in paragraphs (a) through (i) below (the rights, properties and assets expressly excluded by this Section 2.2 from the Purchased Assets being referred to herein as the “Excluded Assets”):

(a)                                  any cash, cash equivalents, bank deposits or similar cash items or employee receivables of Seller or any Affiliate of Seller;

(b)                                 any Proprietary Subject Matter of Seller or any Affiliate of Seller, other than the Business Intellectual Property;

(c)                                  any claim, right or interest of Seller or any Affiliate of Seller in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Pre-Closing Tax Period;

(d)                                 the Excluded Contracts;

(e)                                  any insurance policies or rights of proceeds thereof;

(f)                                    all invoiced and accrued accounts receivable pertaining to inventory shipments prior to the Closing Date;

(g)                                 items listed on Schedule 2.2(g);

(h)                                 the Retained Seller Intellectual Property and the Retained Patents; and

(i)                                     each of Seller’s HP 93000 and HP 83000 integrated circuit test equipment.

2.3                                 Purchase Price

In consideration of the sale, transfer, assignment, conveyance and delivery by Seller and the Subsidiaries of the Purchased Assets to Buyer, and in addition to assuming the Assumed Liabilities, and the other transactions contemplated hereby, Buyer shall pay to Seller an aggregate amount equal to Thirty Million U.S. Dollars (US $30,000,000) (the “Purchase Price”), as follows:

(a)                                  On the Closing Date, Buyer shall pay to Seller Sixteen Million U.S. Dollars (US $16,000,000) in cash by wire transfer of immediately available funds to an account in the United States designated by Seller’s written instructions to Buyer at least two (2) Business Days prior to the Closing Date.

(b)                                 Subject to the Taiwan Approvals (as hereinafter defined) and the terms of the escrow described below, promptly following the Closing Date, Buyer shall use commercially reasonable best efforts to deliver to Seller registered shares of Buyer’s publicly traded Common Stock (“Shares”) worth US $14,000,000 as provided below.  On the Closing Date, Buyer shall deposit Fourteen Million U.S. Dollars (US $14,000,000) (the “Escrow Amount”) into an interest-bearing escrow account established by the parties at Citibank or such other escrow agent mutually agreed by the parties (the “Escrow Agent”).  The Escrow Amount shall be held in escrow by the Escrow Agent pursuant to the terms of the Escrow Agreement in order to (i) compensate Buyer for any Losses (as hereinafter defined) incurred in connection with the Agreement and the transactions contemplated hereby, and (ii) serve as a guaranty for Buyer’s obligation to issue Shares to Seller.  The issuance of Shares by Buyer is contingent upon, among other things, the receipt by Buyer of the appropriate Taiwanese Governmental Body approval relating to the Shares (the “Taiwan Approvals”).

(c)                                  If Seller obtains the Taiwan Approvals on or before the date that is nine (9) months from the Closing Date, then Seller and Buyer shall immediately notify Escrow Agent in accordance with the terms of the Escrow Agreement to release Seven Million U.S. Dollars (US $7,000,000) of the Escrow Amount (the “Initial Stock Payment”) to Buyer on the date that is five (5) Business Days from the date of receipt of notice by the Escrow Agent (the “Initial Share Delivery Date”).  Upon receipt of the Initial Stock Payment, Buyer shall then issue and deliver to Seller on the Initial Share Delivery Date such number of Shares that equals the Initial Stock Payment converted into New Taiwan Dollars (“NT$”) based on the Conversion Rate (as hereinafter defined) divided by the Buyer Common Stock

Market Price as of the Initial Share Delivery Date.  Five (5) Business Days after the date that is nine (9) months from the Closing Date (the “Final Share Delivery Date”), Escrow Agent shall release to Buyer an amount equal to Seven Million U.S. Dollars (US $7,000,000) plus any accrued interest, minus any amounts paid for any Losses incurred in connection with the Agreement, and minus any amounts for which a claim for Losses was made by Buyer under this Agreement and such claim is pending (the “Final Stock Payment”).  Upon receipt of the Final Stock Payment, Buyer shall then issue and deliver to Seller on the Final Share Delivery Date such number of Shares that equals the Final Stock Payment converted into NT$ based on the Conversion Rate divided by the Buyer Common Stock Market Price as of the Final Share Delivery Date (each of the Initial Share Delivery Date and the Final Share Delivery Date, a “Delivery Date”).

(d)                                 If Seller fails to obtain the Taiwan Approval on or before the date that is nine (9) months from the Closing Date, then Seller and Buyer shall immediately notify Escrow Agent in accordance with the terms of the Escrow Agreement to release to Seller the Escrow Amount plus interest accrued thereon, minus any amount paid to Buyer for any Losses incurred in connection with the Agreement and the transactions contemplated hereby and minus any amount for which a claim for Losses was made by Buyer under this Agreement and such claim is still pending.

(e)                                  As used in this Section 2.3, (i) “Buyer Common Stock Market Price” shall mean the price per share of the Common Stock determined by reference to the average last reported sale price on the Taiwan Stock Exchange (“TSE”) for the Common Stock for the ten (10) trading days ending two (2) Business Days prior to the relevant Delivery Date, and (ii) “Conversion Rate” shall mean the exchange rate of US $1.00 to NT$ on the date two (2) Business Days prior to the relevant Delivery Date as provided by Citibank.

2.4                                 Assumed Liabilities

On the Closing Date, Buyer shall execute and deliver to Seller one or more Collateral Agreements pursuant to which Buyer shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, the liabilities and obligations of Seller or a Subsidiary pursuant to and under the Assumed Liabilities.  For purposes of this Agreement, the term “Assumed Liabilities” means only those liabilities and obligations set forth in or described in paragraphs (a) through (f) below, whether or not any such obligation has a value for accounting purposes or is carried or reflected on or specifically referred to in either Seller’s or the applicable Subsidiary’s financial statements:

(a)                                  liabilities and obligations arising with respect to events occurring on or after the Closing Date with respect to Transferred Employees attributable to employment in the Business;

(b)                                 the liabilities and obligations arising with respect to events occurring on or after the Closing Date under the Assumed Contracts and Government Permits;

(c)                                  with respect to the Business, product warranty liabilities arising from sales of products in the ordinary course of the Business after the Closing Date, except for those liabilities arising out of facts or circumstances or giving rise to any indemnity in favor of Buyer hereunder;

(d)                                 for taxes relating to the Purchased Assets arising in respect of taxable periods beginning after the Closing Date or, with respect to any taxable period that begins before but ends after the Closing Date, for taxes for that portion of such taxable year that begins after the Closing Date and that relate to Buyer’s ownership or operation of the Business after the Closing;

(e)                                  the Permitted Encumbrances; and

(f)                                    the Assumed Accounts Payable less the Payable Reduction provided in Section 5.16 hereof.

2.5                                 Excluded Liabilities

Except for the Assumed Liabilities, Buyer shall not assume or be obligated to pay, perform or otherwise assume or discharge any liabilities or obligations, direct or indirect, known or unknown, absolute or contingent, of Seller or any Subsidiary or Affiliate of Seller with respect to the Business or otherwise (such liabilities and obligations, the “Excluded Liabilities”), whether or not, in any particular instance, any such liability or obligation has a value for accounting purposes or is carried or reflected on or specifically referred to in either Seller’s or the applicable Subsidiary’s financial statements, and including, without limitation, (i) any Pre-Closing Employment Related Liabilities (as hereinafter defined), (ii) any liabilities arising from actions or inactions of Seller or any of its Subsidiaries prior to the Closing and (iii) product warranty liabilities arising from sales of products by the Business on or prior to the Closing Date.

2.6                                 Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties

(a)                                  From time to time following the Closing, Seller shall, or shall cause its Affiliates to, make available to Buyer such non-confidential data in personnel records of Transferred Employees as is reasonably necessary for Buyer to transition such employees into Buyer’s records.

(b)                                 From time to time following the Closing, Seller, its Subsidiaries and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Buyer and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and the Collateral Agreements and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer under this Agreement and the Collateral Agreements, and to otherwise make effective the transactions contemplated hereby and thereby (including (i) transferring back to Seller or the applicable Subsidiary any asset or liability contemplated by this Agreement to be Excluded Asset or Excluded Liability, respectively, which asset or liability was transferred to Buyer at the Closing, and (ii) transferring to Buyer any asset or liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which was not transferred to Buyer at the Closing).

(c)                                  Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Assumed Contract, if such assignment, without the consent of a Third Party, would constitute a breach or other contravention or cancellation of such Purchased Asset (“Nonassignable Assets”) unless and until such consent shall have been obtained.

(d)                                 Seller and Buyer will use their commercially reasonable best efforts to obtain the consent of the other parties to any such Purchased Asset or any claim, right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request.  In the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller or the applicable Affiliate of Seller in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in Seller’s or such Affiliate’s name and all benefits and obligations existing thereunder shall be for Buyer’s account.  Seller shall take or cause to be taken at Seller’s expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Affiliate of Seller shall promptly pay over to Buyer all money or other consideration received by it in respect of all Nonassignable Assets.

(e)                                  As of and from the Closing Date, Seller, on behalf of itself and its Affiliates, authorizes Buyer except to the extent prohibited by the terms of the Nonassignable Assets, at Seller’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets, and appoints Buyer its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto.

2.7                                 Taxes and Withholding

(a)                                  Buyer shall be responsible for and shall pay all applicable transfer Taxes and all recording and filing fees that may be imposed, assessed or payable arising out of the transactions contemplated by this Agreement, including the sales, transfers, leases, rentals, licenses and assignments contemplated hereby (“Sales Taxes”), but only to the extent that such Taxes are imposed by a Governmental Body in Taiwan.  Seller shall be responsible and shall pay Seller’s or any Subsidiary’s federal, state, local or foreign income, franchise or other Taxes based on Seller’s or any Subsidiary’s income, as well as all other Sales Taxes arising out of the transactions contemplated by this Agreement.  Buyer shall also be responsible for any Taxes or fees related to the issuance of the Shares in Taiwan.

(b)                                 All payments under this Agreement will be made without deduction or withholding for or on account of any Taxes unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant revenue Governmental Body, then in effect.  If Buyer, its assignee or Escrow Agent is so required to deduct or withhold, then such party will:

(i)                                     promptly notify Seller of such requirement;

(ii)                                  pay to the relevant authorities the full amount to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Seller; and

(iii)                               promptly forward to Seller an official receipt (or certified copy), or other documentation, reasonably acceptable to Seller, evidencing such payments to such authorities.

(c)                                  Buyer, its assignee or the Escrow Agent shall not be required to deduct or withhold on account of Taxes, even where required by applicable law, as modified by the practice of any relevant revenue Governmental Body, then in effect, provided that Seller shall have presented to Buyer, at least two (2) Business Days prior to any payment required by Buyer, its assignee or the Escrow Agent, a certified copy of a waiver to such deduction or withholding obligation, issued by the relevant Governmental Body.

2.8                                 Bulk Sales Laws

Buyer hereby waives compliance by Seller and each of the Subsidiaries with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction (“Bulk Sales Laws”), including Article 6 of the California Commercial Code, that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on Schedules attached hereto and delivered by Seller to Buyer prior to the execution of this Agreement, Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as though made at the Closing Date:

3.1                                 Organization and Qualification; Subsidiaries

Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Schedule 3.1 sets forth a list of each Affiliate of Seller that is engaged in the operation or conduct of the Business or that has fee or leasehold title to any Purchased Asset or is the obligor under any Assumed Liability.  Seller (and, other than as set forth on Schedule 3.1, each Subsidiary) has all requisite corporate or similar power and authority to own, lease and operate the Purchased Assets owned, leased or operated by it and to carry on its portion of the Business as presently conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity (in any jurisdiction that recognizes such concept) in the jurisdictions where the ownership or operation of its properties and assets or the conduct of the Business requires such qualification except where the failure to have such power and authority or to be so qualified and in good standing would not have a material adverse effect on the Business.

3.2                                 Authorization; Binding Effect

(a)                                  (i)                                     Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it will be a party and to effect the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and the Collateral Agreements to which it will be a party have been duly authorized by all requisite corporate action and does not require the approval of Seller’s stockholders.

(ii)                                  Each Subsidiary that has title to any Purchased Asset or is an obligor under an Assumed Liability has all requisite corporate power and authority to execute and deliver the Collateral Agreements to which it will be a party and to effect the transactions contemplated thereby, and the execution, delivery and performance of the Collateral Agreements to which it will be a party have been duly authorized by all requisite corporate action.

(b)                                 This Agreement has been duly executed and delivered by Seller and this Agreement is, and the Collateral Agreements to which Seller and each Subsidiary that has title to any Purchased Asset or is an obligor under an Assumed Liability will be a party, when duly executed and delivered by Seller or such Subsidiary, will be, valid and legally binding obligations of Seller or such Subsidiary, enforceable against Seller or such Subsidiary, as applicable, in accordance with their respective terms except that the enforcement hereof or thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

3.3                                 Non-Contravention; Consents

(a)                                  Assuming that all Required Consents have been obtained, the execution, delivery and performance of this Agreement by Seller, and the Collateral Agreements by Seller or any Subsidiary that is a party thereto, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) result in a breach or violation of any provision of Seller’s or the applicable Subsidiary’s charter, by-laws or similar organizational documents, (ii) violate, in any material respects, or result in a material breach of or constitute an occurrence of material default under any provision of, result in the acceleration or cancellation of any obligation under, give rise to any claim, or give rise to any right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other arrangement or commitment to which Seller or the applicable

Subsidiary is a party or by which it is bound, or (iii) violate, in any material respect, any order, judgment, decree, rule or regulation of any Governmental Body having jurisdiction over Seller, a Subsidiary or the Purchased Assets.

(b)                                 No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Seller or a Subsidiary in connection with the execution and delivery of this Agreement or the Collateral Agreements to which Seller or such Subsidiary will be a party or for the consummation of the transactions contemplated hereby or thereby by Seller or such Subsidiary, except for (i) consents or approvals of Third Parties set forth on Schedule 3.3(b) that are required to transfer or assign to Buyer any Purchased Assets or assign the benefits of or delegate performance with regard thereto, and (ii) those set forth on Schedule 8.2(h) (items (i) and (ii) being collectively referred to herein as the “Required Consents”).

3.4                                 Title to Property; Principal Equipment; Sufficiency of Assets

(a)                                  Except as set forth on Schedule 3.4(a), Seller or a Subsidiary has, and at the Closing will have, good and marketable title to, or a valid and binding leasehold interest or license in, all personal tangible Purchased Assets, and good and valid leasehold title in and to the Leased Premises, free and clear of any Encumbrance other than the Permitted Encumbrances.

(b)                                 Each material item of Principal Equipment is in reasonable operating condition, in light of its age, for the purposes for which it is currently being used and is free of any defects except for ordinary wear and tear.  Seller owns and will transfer to  Buyer at the Closing US $2,700,000 book value (calculated in accordance with Seller’s accounting records and consistent with Schedule 3.4(b)) of tangible assets (which excludes any furniture such as desks, chairs and the file shelves).

(c)                                  Except for the items listed on Schedule 3.4(c), the Purchased Assets and the rights to be acquired under this Agreement and the Technology License Agreement constitute all of the assets, properties, agreements, licenses, Proprietary Subject Matter and other assets, rights and properties (x) which are necessary to enable Buyer to conduct the Business and use and operate the properties in a manner consistent with past practice on a stand alone basis after the Closing and (y) which are held by Seller and its Affiliates and used in or held for use in the operation of the Business by Seller and its Subsidiaries.

3.5                                 Permits, Licenses

There are no material Governmental Permits issued to Seller or its Subsidiaries in respect of the Business.

3.6                                 Contracts

(a)                                  Unless they have expired in accordance with their terms, Schedule 3.6 contains a complete and accurate list of each Contract.  No Third Party to any Contract has notified Seller or any Subsidiary of the assertion of its right to renegotiate the terms or conditions of any Contract, and, to Seller’s knowledge, no such basis exists.

(b)                                 Each Contract is valid, binding and enforceable against Seller or the applicable Subsidiary and, to Seller’s knowledge, the other parties thereto, in accordance with its terms, and is in full force and effect.  Except as set forth on Schedule 3.6, neither Seller nor any Subsidiary has received any notice that it is in default under or in breach of or is otherwise delinquent in performance under any Contract, and, to Seller’s knowledge, each of the other parties thereto has performed all obligations required to be performed by it under, and is not in default under, any Contract and no event has occurred that, with notice or lapse of time, or both, would constitute such a default.

3.7                                 Compliance With Laws; Litigation

(a)                                  Except as set forth on Schedule 3.7(a), with respect to the Business, Seller and each Subsidiary is in compliance in all material respects with all applicable Laws and all decrees, orders, judgments, permits and licenses of or from any Governmental Body.

(b)                                 Except as set forth on Schedule 3.7(b), there is no Action pending or, to Seller’s knowledge, threatened against Seller or any of the Subsidiaries relating to or affecting the Business or the Purchased Assets.  Neither Seller nor any Subsidiary is subject to a Governmental Body’s order or decree that limits its ability to conduct the Business in the ordinary course consistent with past practice.  Neither Seller nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction or decree of any Governmental Body, and there are no unsatisfied judgments against Seller or any of its Subsidiaries in each case, with respect to the Business.

3.8                                 Business Employees

(a)                                  Schedule 3.8(a) contains a complete and accurate list of the positions and current salary rates of all the Business Employees as of the date of this Agreement.  None of the Business Employees is covered by any union, collective bargaining agreement or other similar labor agreement.

(b)                                 No unfair labor practice charge or complaint is pending or known by Seller to be threatened against Seller in connection with the Business.  There are no strikes, slowdowns, labor disputes, or work stoppages in effect or, to the knowledge of Seller, threatened against Seller with respect to the Business and Seller has not experienced any labor strike, slowdown, work stoppage, lockout, or other material labor controversy within the past three (3) years in connection with the Business.

(c)                                  No Action in respect of the Business is pending or, to the knowledge of Seller, threatened against Seller or its Subsidiaries by or on behalf of any past, present, or prospective employee or other representative of any employees of Seller or any Subsidiary.  Neither Seller nor any Subsidiary is a party to, or otherwise bound by, any order of any Governmental Body relating to its respective employees or employment practices in respect of the Business, and Seller and its Subsidiaries are in substantial compliance with all applicable policies and agreements relating to wages, hours, employment, employment practices, and terms and conditions of employment in respect of the Business.  Seller and its Subsidiaries have withheld and paid to (or are holding for payment not yet due) the appropriate Governmental Body all amounts required by law or agreement to be withheld from the wages or salaries of their respective employees in respect of the Business.  Seller and its Subsidiaries have paid in full to all their respective employees in respect of the Business all wages, salaries, bonuses, benefits, commissions, and other compensation due to them or otherwise arising under any Law, plan, policy, practice, program, or agreement.

(d)                                 All Business Employees have been notified by Seller prior to the date of this Agreement that their employment with Seller or any Subsidiary, as applicable, shall be terminated.  Seller and each Subsidiary are in compliance with their respective obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 in respect of the Business.

3.9                                 Environmental Matters

In each instance, with respect to the Business:

(a)                                  Seller and each Subsidiary has obtained all Governmental Permits relating to environmental, health and safety matters necessary for the operation or conduct of the Business, and all such Governmental Permits are in good standing and Seller and each Subsidiary is in compliance with all terms and conditions of such permits;

(b)                                 Seller or a Subsidiary has filed all notices and reports required to be filed under any Environmental Law with respect to the Business or any real property used at any time in connection with the Business, including without limitation, notices or reports (i) indicating past or present treatment, storage or disposal of a Hazardous Substance, (ii) reporting a spill or release of a Hazardous Substance, or (iii) reporting a violation of any Environmental Law or any environmental permit;

(c)                                  neither Seller nor any Subsidiary has received any notice or claim from any Governmental Body or Person with respect to the Business or any real property used at any time in connection with the Business to the effect that Seller, any Subsidiary or any former owner or operator of the Business is or may be liable to any Person as a result of any actual or alleged (i) Release or threatened Release of a Hazardous Substance, or (ii) violation of any Environmental Law, nor are there any facts or circumstances that would form the basis for any such notice or claim;

(d)                                 Seller and each Subsidiary currently does and has at all times operated the Business in compliance with Environmental Laws; or

(e)                                  none of the Purchased Assets contain or formerly contained any (i) unit to treat, store, dispose or recycle hazardous waste, (ii) asbestos-containing material,

(iii) polychlorinated biphenyls, (iv) lead-based paint, (v) urea formaldehyde insulation, or (vi) solvent degreaser or still.

3.10                           Intellectual Property

(a)                                  Schedule 3.10(a) lists all Registered Intellectual Property Rights owned by, or filed in the name of, Seller or any Subsidiary covering any portion of the Business or Products as of the date of this Agreement and lists as of the date of this Agreement any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Registered Intellectual Property Rights.

(b)                                 Each item of Business Intellectual Property, including all Registered Intellectual Property Rights, is free and clear of any Liens or other encumbrances.

(c)                                  Other than “shrink-wrap” and similar widely available binary code and commercial end-user licenses, to the extent that any Business Intellectual Property has been developed or created independently or jointly by any Person other than Seller or a Subsidiary for which Seller or such Subsidiary has, directly or indirectly, paid, Seller or such Subsidiary has a written agreement with such Person with respect thereto, and Seller or such Subsidiary thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment.  None of the Business Intellectual Property was developed by or on behalf of or using grants or any other subsidies of any governmental entity.

(d)                                 Except as set forth on Schedule 3.10(d), neither Seller nor any Subsidiary has transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Business Intellectual Property, to any other Person.

(e)                                  Other than (i) “shrink-wrap” and similar widely available binary code and commercial end-user licenses, or (ii) as set forth on Schedule 3.10(e), the Business Intellectual Property, along with the licenses granted to Buyer pursuant to the Intellectual Property Agreement, constitutes all the Intellectual Property and Intellectual Property Rights used in and/or necessary to the conduct of the Business as it currently is conducted or is currently contemplated to be conducted, including, without limitation, the design, development, manufacture, use, import and sale of Products and performance of services (including products, technology or services currently under development).

(f)                                    Other than “shrink-wrap” and similar widely available binary code and commercial end-user licenses, Schedule 3.10(f) lists all contracts, licenses and agreements to which Seller or any Subsidiary is a party as of the date of this Agreement with respect to any Intellectual Property and Intellectual Property Rights related to the Business.  No Person who has licensed Intellectual Property or Intellectual Property Rights to Seller or any Subsidiary in connection with the Business has ownership rights or license rights to improvements made by Seller or any Subsidiary in Intellectual Property which has been licensed to Seller or such Subsidiary.

(g)                                 Other than “shrink-wrap” and similar widely available binary code and commercial end-user licenses, Schedule 3.10(g) lists all Assumed Contracts between Seller or any Subsidiary and any other Person to be assigned to Buyer hereunder wherein or whereby Seller or such Subsidiary has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by Seller or such Subsidiary or such other Person of the Intellectual Property Rights of any Person other than Seller or such Subsidiary.

(h)                                 The operation of the Business as it currently is conducted or is currently contemplated to be conducted, including but not limited to the design, development, use, import, manufacture and sale of the Products and performance of services (including products, technology or services currently under development), has not, does not, and will not, when conducted by Buyer, infringe or misappropriate the Intellectual Property Rights of any Person, violate the rights of any Person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction.  Except as set forth on Schedule 3.10(h), neither Seller nor any Subsidiary has received any notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of Seller or such Subsidiary infringes or misappropriates the Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Seller nor any Subsidiary have knowledge of any claims or any basis therefor).  There have been no assertions to Seller or any Subsidiary by other Persons relating to the invalidity or unenforceability of any Business Intellectual Property.

(i)                                     Except as set forth on Schedule 3.10(i), each Assigned Patent is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Assigned Patent have been paid and all necessary documents and certificates in connection with such Assigned Patent have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Assigned Patent  in full force and effect.  There are no actions that must be taken by Seller or any Subsidiary within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Assigned Patent.  Neither Seller nor any Subsidiary has any knowledge of any necessary steps to protect Business Intellectual Property which have not been taken, which if not taken would jeopardize the Intellectual Property Rights thereto.  In each case in which Seller or any Subsidiary has acquired any Intellectual Property or Intellectual Property Rights related to the Business from any Person, Seller or such Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights to Seller or such Subsidiary and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, Seller or such Subsidiary has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or respective equivalents in any relevant foreign jurisdiction, as the case may be.

(j)                                     Except as set forth in Schedule 3.10(j), there are no contracts, licenses or agreements between Seller or any Subsidiary and any other Person with respect to Business Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by Seller or such Subsidiary thereunder.

(k)                                  Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer expressly, by operation of law or otherwise of any contracts or agreements, will result in (i) Buyer or Seller granting to any Third Party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) Buyer being bound by, or subject to, any non-competition or other material restriction on the operation or scope of its businesses or (iii) Buyer being obligated to pay any royalties or other material amounts to any Third Party in excess of those payable by Buyer, in the absence of this Agreement or the transactions contemplated hereby.

(l)                                     To the knowledge of Seller and the Subsidiaries, no Person is infringing or misappropriating any Business Intellectual Property.

(m)                               Seller or a Subsidiary, as applicable, has taken reasonable steps to protect its rights in confidential information and trade secrets or rights provided by any other Person to Seller or such Subsidiary.  Without limiting the foregoing, Seller or a Subsidiary has, and enforces, a policy requiring each employee and consultant to execute proprietary information, confidentiality and assignment agreements substantially in Seller’s or such Subsidiary’s standard forms, and all current and former employees and consultants of Seller or such Subsidiary have executed such an agreement in substantially Seller’s or such Subsidiary’s standard form, which forms are attached as Schedule 3.10(m).

(n)                                 Except as set forth in Schedule 3.10(n), no Business Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or any Subsidiary or may affect the validity, use or enforceability of such Business Intellectual Property.

3.11                           Brokers

No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates.

3.12                           Taxes

(a)                                  Each of Seller and its Subsidiaries has filed all material Tax Returns for income or franchise Taxes (“Income Taxes”) required to be filed, and all other material Tax Returns required to be filed with respect to any of the Purchased Assets, have been filed in a timely manner (within any applicable extension periods) and are correct and complete in all material respects, (ii) all such Taxes shown to be due on such Tax Returns have been timely paid in full or will be timely paid in full by the due date thereof, and (iii) no Tax liens have been filed with respect to the Purchased Assets and no Action is being asserted in writing with respect to any Taxes with respect to the Purchased Assets.

(b)                                 There is no material dispute or claim concerning any Income Tax liability of any of Seller and its Subsidiaries or other Tax liability with respect to the Purchased Assets either (A) claimed or raised by any authority in writing or (B) as to which the directors and officers of Seller has knowledge.

(c)                                  None of Seller and its Subsidiaries has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

(d)                                 Neither Seller nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or has any liability for the Tax of any Person (other than Seller or its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

3.13                           Absence of Certain Changes or Events

Except as set forth on Schedule 3.13, since June 30, 2002, the Business has been conducted only in the ordinary course consistent with past practice and, with respect to the Business, there has not been any Seller Material Adverse Change or Non-Ordinary Course Transaction.

3.14                           Inventory

(a)                                  All Inventory purchased by Seller since October 1, 2002 (whether raw materials, work-in-process or finished goods) of the Business consists of a quality usable and salable in the ordinary course of the Business.

(b)                                 Schedule 3.14(b) sets forth a true and complete list of Seller’s Inventory at January 31, 2003.

3.15                           Product Liability, Recalls and Warranty Claims

(a)                                  There is no, and for the past three (3) years there has not been, any pending or, to the knowledge of Seller, any threatened Action against Seller or its Subsidiaries for injury to any Person or property of any Person suffered as a result of the sale of any product or performance of any service by the Business, including claims arising out of the alleged defective or unsafe nature of its products or services, and there is no basis for any such Action.

(b)                                 There is no pending or, to the knowledge of Seller, threatened recall or investigation of any product sold by the Business, and to the knowledge of Seller, there is no presently existing basis for any such Action.

(c)                                  Seller and the Subsidiaries have paid (whether in money, property or services) claims relating to breaches of express or implied warranties made with respect to any of the goods or services of the Business that they have sold in amounts not in excess of US $50,000 in aggregate during the year ended December 31, 2002.  Except as set forth on Schedule 3.15(c), there is no pending or, to the knowledge of Seller, threatened Action for the breach of any express or implied warranty made with respect to any products or services of the Business, except for individual Actions for money, property or services of less than US $10,000.  To the knowledge of Seller, there is no presently existing basis for Action for the breach of any express or implied warranty made with respect to any products or services of the Business.

3.16                           Related Party Transactions

Except as set forth on Schedule 3.16, none of Seller or senior management of the Business either (a) owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer, competitor or supplier of Seller or its Subsidiaries or organization that has a Contract (in each case as to any material interest or Contract which shall survive the Closing Date) in respect of the Business, or (b) has any Contract or otherwise provides any goods and services in respect of the Business that is not on arms-length terms (in each case as to any Contract or arrangement of any kind which shall survive the Closing Date).

3.17                           Material Customers, Suppliers and Distributors

Except as set forth on Schedule 3.17, none of the Material Customers and Suppliers have indicated to Seller or its Subsidiaries that it intends to terminate or materially reduce its business dealings with respect to products they were ordering in the fourth calendar quarter of 2002 other than the ordinary course of business with Seller or its Subsidiaries, and to Seller’s knowledge, the announcement of the transactions contemplated hereby will not, and there are no events or conditions existing as of the date hereof which would reasonably be expected to, cause any of such Material Customers and Suppliers to terminate or materially reduce its business dealings with respect to products they were ordering in the fourth calendar quarter of 2002 with Seller or its Subsidiaries.  The current Distributors of the Business’ products are listed on Schedule 3.17.

3.18                           Securities Matters

(a)                                  Seller is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.  It understands that the Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein.

(b)                                 Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(c)                                  Seller acknowledges that the Shares cannot be sold or transferred in the United States of America (“U.S.”) unless subsequently registered under the Securities Act or unless an exemption from such registration is available.  It is aware of the provisions of Rule 144 promulgated under the Securities Act.

(d)                                 Seller understands that no public market now exists for the Shares in the U.S. and that Buyer has made no assurances that a public market will ever exist for the Shares.

(e)                                  without in any way limiting the representations set forth above, Seller further agrees not to make any disposition of all or any portion of the Shares in the U.S. unless:

(i)                                     there is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(ii)                                  Seller (x) shall have notified Buyer of the proposed disposition and shall have furnished Buyer with a detailed statement of the circumstances surrounding the proposed disposition, and (y) if requested by Buyer, Seller shall have furnished Buyer with an opinion of counsel, satisfactory to Buyer that such disposition will not require registration of such Shares under the Securities Act or applicable state securities laws; or

(iii)                               Buyer shall be satisfied that the proposed distribution complies with Rule 144 or any successor rule providing a safe harbor for such dispositions without registration;

(f)                                    it understands that the certificates, if any, evidencing the Shares may bear one or all of the following legends:

The securities represented hereby have not been registered under United States federal or state securities laws and may not be offered for sale, sold or otherwise transferred or assigned for value, directly or indirectly, nor may the securities be transferred on the books of the corporation, without registration of such securities under all applicable United States federal or state securities laws or compliance with an applicable exemption or exclusion therefrom, such compliance, at the option of the corporation, to be evidenced by an opinion of shareholder’s counsel, in form acceptable to the corporation, that no violation of such registration provisions would result from any proposed transfer or assignment.

Any legend required by foreign or state securities laws; and

(g)                                 Seller has had the opportunity to discuss Buyer’s business, management and financial affairs with its management and has had access to all information deemed by Seller to be necessary in connection with its investment in the Shares.

3.19                           Disclosure

Neither the representations and warranties contained in this Article III (including the Schedules) nor any certificate furnished or to be furnished by Seller to Buyer contains any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in Article III not misleading.  There is no material fact known to Seller relating to the Business or the Purchased Assets which may materially adversely affect the same, which has not been disclosed in writing in this Agreement to the Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that as of the date hereof and as of the Closing Date as though made at the Closing Date, unless otherwise provided herein:

4.1                                 Organization and Qualification

Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and Buyer has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease and operate its properties.

4.2                                 Authorization; Binding Effect

(a)                                  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it is a party and to effect the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and the Collateral Agreements have been duly authorized by all requisite corporate action.

(b)                                 This Agreement has been duly executed and delivered by Buyer and Seller and this Agreement is, and the Collateral Agreements to which it is a party, when duly executed and delivered by Seller, will be, valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except that the enforcement hereof or thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

4.3                                 No Violations

(a)                                  The execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of any provision of Buyer’s charter or organizational documents, (ii) violate, in any material respect, or result in a material breach of, or constitute an occurrence of material default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other arrangement or commitment to which Buyer is a party or by which it or its assets or properties are bound, or (iii) violate, in any material respect, any order, judgment, decree, rule or regulation of any Governmental Body having jurisdiction over Buyer or any of its properties.

(b)                                 Except as set forth on Schedule 4.3(b), as of the date hereof, no consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Buyer in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby by Buyer.

4.4                                 Capitalization

As of the date hereof, the authorized and outstanding capital stock of Buyer is as set forth in Schedule 4.4.

4.5                                 Issuance of Shares

The Shares, when issued and delivered to Seller in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and free of all liens, voting trusts, proxies, calls or commitments of any kind.  The offer, sale and issuance by Buyer to Seller of the Shares will be registered or qualified (or will be exempt from registration and qualification) under the requirements of all applicable Taiwan securities laws.  The Buyer’s Common Stock is currently listed and traded on the Taiwan Stock Exchange (“TSE”) and Buyer is in compliance in all material respects with all rules and regulations of the TSE.  The Shares, when issued and delivered to Seller in accordance with this Agreement, will be listed or admitted for trading on the TSE and shall not be subject to any restrictions on its transferability.

4.6                                 Litigation

There are no Actions pending or, to the knowledge of Buyer, threatened, against Buyer or any of its officers or directors in their respective capacities as such, which are reasonably likely to have a material adverse effect on Buyer.

4.7                                 Brokers

No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer or its Affiliates.

ARTICLE V

CERTAIN COVENANTS

5.1                                 Access and Information

(a)                                  Seller shall, and shall cause its Affiliates to, give to Buyer and to its officers, employees, accountants, counsel and other representatives reasonable access during Seller’s or the applicable Affiliate’s normal business hours throughout the period prior to the Closing to all of Seller’s or the applicable Affiliate’s properties, employees, books, lease files, contracts, commitments, reports of examination and records directly relating to the Business or the Purchased Assets.  Seller shall, and shall cause its Affiliates to, assist Buyer in making such investigation and shall cause its counsel, accountants, engineers, consultants and other non-employee representatives to be reasonably available to Buyer for such purposes.

(b)                                 After the Closing Date, Seller and Buyer shall, and shall cause their respective Affiliates to, provide to each other and to their respective officers, employees, counsel and other representatives, upon request, reasonable access for inspection and copying of all Business Records, Governmental Permits, Licenses, Contracts and any other information existing as of the Closing Date and relating to the Business or the Purchased Assets, and shall make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions contemplated by this Agreement, the operations or activities relating to the Business or the Purchased Assets and as otherwise may be necessary or desirable to enable the party requesting such assistance to: (i) comply with any reporting, filing or other requirements imposed by any Governmental Body; (ii) assert or defend any Action or allegation in any litigation or arbitration or in any administrative or legal proceeding, other than Actions or allegations that one party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement.  The party requesting such information or assistance shall reimburse the other party for all reasonable and necessary out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance.  The access to files, books and records contemplated by this Section 5.1(b) shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

5.2                                 Conduct of Business

From and after the date of this Agreement and until the Closing Date, except as set forth on Schedule 5.2 or as Buyer shall otherwise consent to in writing, Seller and each of the Subsidiaries, with respect to the Business:

(a)                                  will carry on the Business in the ordinary course and, to the extent consistent therewith, use commercially reasonable best efforts to keep intact the Business, keep available the services of the Business Employees and preserve the relationships of the Business with customers, suppliers, licensors, licensees, distributors, landlords and others with whom the Business deals;

(b)                                 will not permit all or any of the Purchased Assets (real or personal, tangible or intangible) presently and actively used or held for use primarily in the operation or conduct of the Business to be sold, leased, licensed, transferred or disposed of or subjected to any Encumbrance (other than a Permitted Encumbrance) except for the sale of products in the ordinary course of the Business;

(c)                                  will not acquire any asset that will be a Purchased Asset except in the ordinary course of the Business;

(d)                                 will not terminate or extend or modify any Contract;

(e)                                  will not do any other act that would cause any representation or warranty of Seller in this Agreement to be or become untrue or intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue;

(f)                                    will not increase the compensation or benefits provided to any Business Employee; and

(g)                                 will not enter into any agreement or commitment with respect to any of the foregoing.

5.3                                 Tax Reporting and Allocation of Consideration

(a)                                  Seller and Buyer acknowledge and agree that (i) Seller will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation to any Business Employee in connection with the operation or conduct of the Business prior to or on the Closing Date and (ii) Buyer will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation to any Transferred Employee in connection with the operation or conduct of the Business after the Closing Date.

(b)                                 Seller and Buyer recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 (the “Asset Acquisition Statement”) with their respective federal income tax returns.  Accordingly, Seller and Buyer shall, no later than ninety (90) days after the Closing Date, attempt in good faith to (i) enter into a Purchase Price allocation agreement providing for the allocation of the Purchase Price, as adjusted, and the Assumed Liabilities among the Purchased Assets consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder and the allocation of the Purchase Price described in Section 2.3, and (ii) cooperate in the preparation of the Asset Acquisition Statement in accordance with clause (i) for timely filing with their respective federal income tax returns.  If Seller and Buyer shall have agreed on a Purchase Price allocation and an Asset Acquisition Statement, then Seller and Buyer shall file the Asset Acquisition Statement in the form so agreed and neither Seller nor Buyer shall take a Tax position which is inconsistent with such Purchase Price allocation.

5.4                                 Transition Services Agreement

At Closing, Seller and Buyer shall enter into a Transition Services Agreement covering the period from Closing to September 30, 2003, as may be extended by the parties from time to time (the “Transition Period”).  Between the date hereof and Closing, Seller and Buyer shall prepare a mutually acceptable Transition Services Agreement, which shall provide for the understandings set forth on the Transition Services Agreement Term Sheet.

5.5                                 Business Employees

(a)                                  On or prior to the Closing Date, Buyer shall make offers to engage certain of the Business Employees listed on Schedule 3.8(a) (including those absent due to vacation, holiday, illness, approved leave of absence or short-term disability, but excluding any Business Employees on long-term disability) as employees of Buyer effective upon the Closing (such Employees receiving offers from Buyer or one of its Affiliates, “Section 5.5 Employees”).  Business Employees who receive and accept offers of employment from Buyer are referred to as “Transferred Employees” as of the effective date of their employment with Buyer, and shall enter into such agreements as requested by Buyer, which may include customary invention assignment, confidentiality, non-solicitation and non-competition provisions.  Employment with Buyer of Transferred Employees shall be effective as of the day following the close of business on the Closing Date.  Seller hereby agrees to use commercially reasonable best efforts to assist Buyer in making offers and hiring any of Seller employees identified as Section 5.5 Employees, including providing Buyer with access to such employees during the period from the date hereof until Closing and using commercially reasonable best efforts to have the Section 5.5 Employees accept employment with Buyer or its affiliates.  In furtherance of this Section 5.5(a), Seller agrees to pay all Transferred Employees an amount equal to the Severance Amount.  Seller shall make the payments to each Transferred Employee one (1) Business Day after the Closing.  Upon request of Buyer, Seller shall (x) promptly notify the Business Employees of Seller’s obligations to pay the Severance Amount and (y) provide each Section 5.5 Employee a written agreement to pay such Employee the Severance Amount as provided herein.  Seller acknowledges that the Severance Amount that Seller has agreed to pay to each Transferred

Employee is at least equal to an amount such Transferred Employee would have received if such employee had been terminated and the Seller was required to provide such Transferred Employee both a 60-day notice period under the Worker Adjustment and Retraining Notification Act of 1988 and a severance payment consistent with Seller’s Severance Policies at the date of this Agreement.

(b)                                 No employment related liabilities arising through the Closing Date with respect to any Transferred Employees or any other employees of Seller or any Subsidiary will be assigned to or assumed by Buyer.  Seller shall indemnify Buyer from and against any and all employment related liabilities through the Closing Date, including, without limitation, (i) any liabilities arising from the termination of employees (including Transferred Employees or other Business Employees) by Seller or any Subsidiary; (ii) any payments due to any Transferred Employees or other Business Employees at any time pursuant to any retention bonus arrangement or severance program or similar arrangement to which Seller or any Subsidiary is a party that is in effect on or prior to the Closing Date; (iii) any and all obligations under any stock option, stock purchase, phantom stock or similar equity incentive plan operated by Seller or any Subsidiary, (iv) any and all expense liabilities incurred by Transferred Employees or other Business Employees through the Closing Date under the benefit plans of Seller or any Subsidiary, (v) any and all liabilities arising from the failure to provide continuation coverage) required by Section 4980B of the Code due to qualifying events with respect to Transferred Employees or other Business Employees that occur on or before the Closing Date, and (vi) any and all workers’ compensation and other similar statutory claims asserted by or with respect to any Transferred Employees or other Business Employees in respect of any injury or other compensable event or occupational illness or disease that occurred or is attributable to any event, state of facts or conditions that existed or occurred in whole on or prior to the Closing Date (collectively, the “Pre-Closing Employment Related Liabilities”).  Seller agrees that any and all Pre-Closing Employment Related Liabilities are Excluded Liabilities.

5.6                                 Commercially Reasonable Best Efforts

Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Body, including all Required Consents, (iii) the obtaining of all necessary consents, approvals, releases or waivers from Third Parties, including all Required Consents, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Body vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by and to fully carry out the purposes of, this Agreement and the Collateral Agreements.

5.7                                 Customer and Other Business Relationships; Cooperation

Prior to the Closing and until the expiration of the Transition Period, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller relating to the Business existing prior to the Closing and relating to the Business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others.  Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same (or similar) business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing.

5.8                                 Sale by Buyer of Inventory Marked With Seller’s Name

(a)                                  Buyer shall not be required at any time to remove the Seller name or any other Mark previously or currently used by Seller that is not part of the Business Intellectual Property (“Business Marks”) from inventory of the Business that is in existence as of the Closing Date.

(b)                                 Buyer shall not be required at any time to remove any Business Mark from schematics, plans, manuals, drawings, machinery, maskworks and the like of the Business in existence as of the Closing Date to the extent that such instrumentalities are used in the ordinary internal conduct of the Business and are not generally observed by the public or intended for use as means to effectuate or enhance sales (such items, “Marked Instrumentalities”).

(c)                                  Seller hereby grants to Buyer a license to use the Business Marks, during the period ending on the first anniversary of the Closing Date, in connection with the packaging, labeling, promotion, advertising and distribution of Products qualified by a customer and/or foundry prior to the Closing Date.

(d)                                 Buyer shall use commercially reasonable best efforts to maintain the quality of Products sold by Buyer and bearing the Business Marks at a level consistent with Seller’s operation of the Business prior to the Closing Date.

5.9                                 Covenant Not to Compete

(a)                                  Seller and its representatives and Affiliates shall not, for a period of five (5) years from and after the Closing Date (i) directly or indirectly acquire, own, invest in, manage, operate or meaningfully participate in any manner in the ownership, financing, management or operation of any business that engages or intends to engage in any facet of the PC Optical Storage Business anywhere in the world, or (ii) utilize its knowledge of the PC Optical Storage Business or its relationships with customers, suppliers or others to engage or facilitate others to engage in any facet of the PC Optical Storage Business anywhere in the world.  Seller acknowledges and agrees that the covenants set forth in this Section 5.9 are reasonable and necessary in terms of time, area and line of business to protect the legitimate business interests of Buyer and its Affiliates, which include the interests of Buyer and its Affiliates to protect (x) valuable confidential business information, (y) substantial relationships with customers worldwide, and (z) customer goodwill associated with the ongoing business.  Seller and its representatives and Affiliates expressly authorize the enforcement of the covenants set forth in this Section 5.9 by the Buyer and its Affiliates, the permitted assigns of Buyer and its Affiliates, and any successors of Buyer or its Affiliates.

(b)                                 The foregoing covenant not to compete shall not prohibit Seller from: (i) owning an interest in Buyer or Newco, regardless of the percentage of shares owned; (ii) acquiring any business, an incidental or immaterial portion of which (the “Competing Portion”) engages in the PC Optical Storage Business, nor from operating the Competing Portion on a temporary basis, provided that Seller sells, divests and transfers the Competing Portion to Buyer or an unaffiliated third party as soon as reasonably commercially practicable, or ceases to operate the Competing Portion, in either case not later than three (3) months from the relevant acquisition; or (iii) merging with or being acquired by any entity, provided, however, that Seller shall ensure that the acquiring or surviving entity shall not use the Retained Patents to compete with Buyer.

5.10                           Non-Solicitation of Transferred Employees

(a)                                  None of Seller, any of its representatives or any of its Affiliates will at any time prior to the fifth anniversary of the Closing Date hereof, directly or indirectly, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect or inducing or encouraging, the employment of any Transferred Employee without Buyer’s prior written consent.

(b)                                 None of Buyer, any of its representatives or any of its Affiliates will at any time prior to the first anniversary of the Closing Date hereof, directly or indirectly, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect or inducing or encouraging, the employment of any employee of Seller that is not a Business Employee without Buyer’s prior written consent.

5.11                           Consents and Approvals

(a)                                  Seller shall promptly apply for or otherwise seek and use commercially reasonable best efforts to obtain all consents and approvals required to be obtained by it for the consummation of the transactions contemplated by this Agreement, including an export control license from the United States Department of Commerce (the “Export Control License”) and the consent referred to on Schedule 8.2(h).

(b)                                 Buyer shall promptly apply for or otherwise seek and use commercially reasonable best efforts to obtain all consents and approvals required to be obtained by it for the consummation of the transactions contemplated by this Agreement, including, without limitation, all necessary approvals including the Taiwan Approvals and such other approvals from applicable Government Bodies with respect to the issuance of the Shares.

(c)                                  Upon Buyer’s request, Seller shall enter into a license agreement with Mitsubishi Chemical Corporation substantially in the form attached hereto on Schedule 5.11(c).  If Buyer makes such a request, (i) Seller agrees that it shall pay any initial, non-recurring license fee owed thereunder in an amount equal to approximately Two Hundred Eighty Thousand U.S. Dollars (US $280,000) and (ii) Buyer agrees that it will provide a Contract Notice to include such Contract as an Assumed Contract.

5.12                           Capital Contribution to Buyer

It is the intention of Buyer to form a new corporation (“Newco”) by direct investment or by any other subsidiary or affiliates wholly or substantially owned or controlled by Buyer to conduct the PC Optical Storage Business.  Buyer shall give Seller written notice of its intention to capitalize Newco.  For a period of thirty (30) days after receipt of such notice, Seller shall have the right to make an original capital contribution in Newco in exchange for twenty percent (20%) of the equity in Newco on terms and conditions mutually acceptable to Buyer and Seller.

5.13                           Sale or License of Retained Patents

(a)                                  Until and including the second anniversary of the Closing Date, Seller shall not transfer or exclusively license the Retained Patents, or any portion thereof, to any third party without first (i) giving written notice to Buyer that Seller is ready, willing and able to engage in such a transaction, and (ii) permitting Buyer, within 10 Business Days of receipt of such written notice, to deliver a competing bid to purchase or exclusively license, as the case may be, the Retained Patents or such portion.  Such written notice shall indicate whether such third party is a Taiwanese public company that designs integrated circuits and/or has revenues greater than US $250,000,000.  Seller shall select the winning offer based upon the highest value, highest certainty of closure and best liquidity.  Seller shall have a preference for Buyer to purchase the Retained Patents or such portion.

(b)                                 Following the second anniversary of the Closing Date, Seller shall not transfer or exclusively license the Retained Patents, or any material portion thereof, to any third party doing business in Taiwan, Hong Kong or Peoples’ Republic of China without first (i) giving written notice to Buyer that Seller is ready, willing and able to engage in such a transaction, and (ii) permitting Buyer, within 10 Business Days of receipt of such written notice, to deliver a competing bid to purchase or exclusively license, as the case may be, the Retained Patents or such portion.  Such written notice shall indicate whether such third party is a Taiwanese public company that designs integrated circuits and/or has revenues greater than US $250,000,000.  Seller shall select the winning offer based upon the highest value, highest certainty of closure and best liquidity.  Seller shall have a preference for Buyer to purchase the Retained Patents or such portion.

(c)                                  Seller shall not license any of the Retained Patents to a third party engaged in Optical Storage Business in Taiwan, Hong Kong, or Peoples’ Republic of China without the prior written consent of Buyer.  As a limited exception to the foregoing restriction, Seller may nonexclusively license the Retained Patents to MediaTek or UMC (each, a “Permitted Licensee”), provided that, if the relevant Permitted Licensee grants to Seller a license (the “Inbound License”) under any patent or patent-like rights of such Permitted Licensee (such rights, the “Permitted Licensee’s Rights”), Seller shall ensure that the Permitted Licensee contemporaneously grants to Buyer a license under the Permitted Licensee’s Rights (i) that permits Buyer, at a minimum, to make, have made, use, sell, offer for sale and import any product and practice any process in the Optical Storage Business and (ii) that is otherwise identical to the Inbound License.

5.14                           Exclusivity

Prior to the Closing Date, neither Seller nor any of its Affiliates, officers, directors, employees or agents will (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to any (i) liquidation, dissolution, or recapitalization, or (ii) merger or consolidation, or (iii) acquisition or purchase of securities or assets, or (iv) similar transaction (including a licensing transaction) or business combination, in each case involving all or any portion of the Purchased Assets or the Business (each, an “Acquisition Proposal”), or (iv) enter into any agreement with any Person providing for the acquisition of all or any portion of the Purchased Assets or Business (whether by merger, purchase of assets, license, tender offer or otherwise); or (b) participate in any discussion or negotiations regarding, furnish any information with respect to, assist or participate in, or agree to or endorse in any other manner any effort or attempt by any Person to do or seek to do any of the foregoing.  Seller will promptly (x) notify Buyer if it receives any proposal or written inquiry or written request for information in connection with an Acquisition Proposal or potential Acquisition Proposal and (y) notify Buyer of the significant terms and conditions of any such Acquisition Proposal (including without limitation the identity of the party submitting any such proposal, inquiry or request).

5.15                           Notice to Buyer of Breach of Seller’s Representations and Warranties.

During the period prior to the Closing Date, Seller will advise Buyer in writing if Seller becomes aware of (a) any fact or condition that causes or constitutes a material breach of any of Seller’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or would reasonably be likely to (except as contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition.

5.16                           Inventory and Fixed Assets

(a)                                  During the period from the date of this Agreement until the Closing Date, prior to ordering Inventory, Seller shall provide Buyer a copy of the purchase order which Buyer shall approve in writing (the “Approved Inventory Purchase”).  The aggregate dollar amount of Approved Inventory Purchases shall equal the “Assumed Accounts Payable.”  In the event that Seller shall sell any of the products purchased with an Approved Inventory Purchase prior to Closing, Seller shall promptly notify Buyer in writing of such sale and the aggregate cost (calculated based on Seller’s actual cost) thereof.  The aggregate dollar amount of such sales by Seller of Approved Inventory Purchases shall equal the “Payable Reduction” referred to on Schedule 5.16(a).

(b)                                 For a period of three (3) months following the Closing Date, Seller shall, upon the receipt of written request from Buyer, reimburse Buyer for the replacement costs of any returned Inventory relating to shipments prior to Closing (the “Returned Inventory”).  The replacement costs for the Returned Inventory shall be equal to the finished goods transfer price at which such Inventory was transferred to Buyer by Seller.  Prior to submitting a request for reimbursement of the replacement costs, Buyer shall test and re-screen the Returned Inventory to verify that the Returned Inventory is defective.  Seller shall reimburse Buyer for the reasonable costs of such tests.  After three (3) months following the Closing Date, Buyer shall bear the full replacement costs and all other expenses relating to any Returned Inventory.  During the period from three (3) months until twelve (12) months following the Closing Date, Seller shall discuss in good faith the cause and possible reimbursement of Returned Inventory relating to Inventory shipped prior to the Closing Date, provided that the replacement costs are in excess of US $50,000.

(c)                                  Seller shall provide Buyer at Closing a list of fixed assets it is transferring to Buyer at Closing.  The fixed assets being transferred to Buyer at Closing must be substantially similar to the fixed assets listed on Schedule 3.4(b).  To the extent that the book value of the fixed assets being transferred to Buyer at Closing (calculated in accordance with Seller’s accounting records and consistent with Schedule 3.4(b)) is less than US $2,700,000, Seller shall deliver to Buyer replacement equipment missing from Schedule 3.4(b) so the total fixed assets will have a book value of at least US $2,700,000.

ARTICLE VI

CONFIDENTIALITY

In connection with the transactions contemplated by this Agreement, Seller and Buyer already have made available, and expect to continue to make available, to one another certain Confidential Information (as defined below).  As a condition to receiving such Confidential Information, each party and its respective directors, officers, employees, authorized representatives and agents, or advisors (including, without limitation, attorneys, accountants, consultants, bankers, and financial advisors) (collectively, the “Representatives”) shall use the Confidential Information solely for the purpose of evaluating a possible transaction contemplated by this Agreement (the “Purpose”) and only in accordance with the terms and limitations of this Article VI.

Each party receiving the other party’s Confidential Information (the “Receiving Party”) shall and shall cause its Representatives to keep the Confidential Information in strict confidence and shall not disclose such Confidential Information to any Person who is not a party to this Agreement without the prior written consent of the party disclosing the Confidential Information (the “Disclosing Party”), except to the Representatives of the Receiving Party who have a need to know to fulfill the Purpose or except as otherwise specifically permitted under this Agreement.  The Receiving Party shall use at least the same degree of care that it uses to protect its own Confidential Information and shall take adequate steps to prevent the unauthorized or inadvertent disclosure, reproduction or dissemination of the Confidential Information.

For purposes of this Article VI, “Confidential Information” means all information currently existing or subsequently created communicated or disclosed by or on behalf of the Disclosing Party to the Receiving Party in writing, orally, visually or by inspection of tangible objects or otherwise learned by the Receiving Party in the course of discussions or business dealings with, or its physical, electronic or telephonic access to the premises or property of the Disclosing Party, that is not generally known to the public and is of a technical, proprietary, business or other nature, including, without limitation, trade secrets, know-how, and other information relating to the Disclosing Party’s technology, intellectual property, customers, business plans, finances, assets and liabilities, operations and other business affairs of the Disclosing Party.

This Article VI shall not impose any obligations upon the Receiving Party with respect to any portion of the Confidential Information which (i) was already in the possession of the Receiving Party at the time of disclosure; (ii) becomes publicly known or available other than as a result of an act or failure to act by the Receiving Party; (iii) is lawfully and properly obtained by the Receiving Party from a third party under no obligation of confidentiality; (iv) is independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party; or (v) is required to be disclosed by law or an order of a government agency or court of competent jurisdiction.

After the Closing, (i) Seller shall cause its Representatives and Affiliates to hold in confidence all Confidential Information concerning the Business and the Purchased Assets including the Confidential Information of Seller provided to Buyer before the Closing and (ii) Buyer shall have no confidentiality obligation with respect to Confidential Information relating to the Business provided by Seller.

ARTICLE VII

CLOSING

At the Closing, the following transactions shall take place:

7.1                                 Deliveries by Seller or the Subsidiaries

On the Closing Date, Seller shall, or shall cause its Subsidiary to, deliver to Buyer the following:

(a)                                  the Collateral Agreements;

(b)                                 all Required Consents;

(c)                                  an opinion or opinions of Counsel for Seller dated the Closing Date in a form and subject to such exceptions as are customary for transactions similar to those contemplated hereby, which form shall be reasonably acceptable to Seller and Buyer (the “Seller Legal Opinion”);

(d)                                 a certificate of an appropriate officer of Seller, dated the Closing Date, certifying the fulfillment of the conditions set forth in Sections 8.2(a), (b) and (c);

(e)                                  all such other bills of sale, assignments and other instruments of assignment, transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Buyer and to put Buyer in actual possession or control of the Purchased Assets;

(f)                                    all original Assumed Contracts and Business Records, to the extent in Seller’s or a Subsidiary’s possession and not previously provided to Buyer; and

(g)                                 a certificate dated as of the Closing Date and signed by an authorized officer of Seller, which shall (i) certify the names of the officers of Seller authorized to sign this Agreement, the Collateral Agreements and the other documents, instruments or certificates to be delivered pursuant to this Agreement by Seller or any of its officers, together with the true signatures of such officers; (ii) certify a copy of the charter and organizational documents of Seller; (iii) certify a copy of the resolutions of the Board of Directors of Seller evidencing the adoption of the approval of this Agreement, the Collateral Agreements and the other matters contemplated hereby; (iv) attach a copy of the By-laws of Seller; (v) attach good standing certificates for Seller from its jurisdiction of incorporation, certified by the appropriate Government Body of such jurisdiction; and (vi) attach certified copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement and the transactions contemplated hereby.

7.2                                 Deliveries by Buyer

On the Closing Date, Buyer shall deliver to Seller the following:

(a)                                  the Purchase Price to Seller and Escrow Agent as provided in Section 2.3;

(b)                                 the Collateral Agreements;

(c)                                  an opinion or opinions of Counsel for Buyer dated the Closing Date in a form and subject to such exceptions as are customary for transactions similar to those contemplated hereby, which form shall be reasonably acceptable to Buyer and Seller (the “Buyer Legal Opinion”);

(d)                                 a certificate of an appropriate officer of Buyer, dated the Closing Date, certifying the fulfillment of the conditions set forth in Sections 8.3(a) and (b);

(e)                                  all such other documents and instruments as Seller may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by Buyer of the Assumed Liabilities; and

(f)                                    certificate dated as of the Closing Date and signed by the Secretary of Buyer, which shall (i) certify the names of the officers of Seller authorized to sign this Agreement, the Collateral Documents and the other documents, instruments or certificates to be delivered pursuant to this Agreement by Buyer or any of its officers, together with the true signatures of such officers; (ii) attach a copy of the Certificate of Incorporation of Buyer and each of the Subsidiaries certified by the Secretary of State of the State of Delaware; (iii) certify a copy of the resolutions of the Board of Directors of Seller evidencing the adoption of the approval of this Agreement and the other matters contemplated hereby; (iv) attach good standing certificates (including tax good standing) for Buyer from the jurisdiction in which Buyer has been formed or is doing business, certified by the respective state authorities from such jurisdictions; and (v) attach certified copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement and the transactions contemplated hereby.

7.3                                 Closing Date

Unless this Agreement is earlier terminated pursuant to Section 11.1, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Counsel to Buyer, at 10:00 a.m. on the later of (i) March 31, 2003, or (ii) the second Business Day following the date on which all conditions to the parties’ obligations set forth in Article VIII hereof have been satisfied or waived by the party entitled to the benefit of such condition, or at such other place and on such other date as the parties agree (the actual date on which the Closing occurs is referred to herein as the “Closing Date”).

7.4                                 Contemporaneous Effectiveness

All acts and deliveries prescribed by this Article VII, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

8.1                                 General Conditions

The obligations of Buyer and Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Buyer and Seller:

(a)                                  No order of any Governmental Body shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or the Collateral Agreements; provided, however, that the provisions of this Section shall not be available to Seller if it does not use commercially reasonable best efforts to resist, resolve or lift such injunction or other order.

(b)                                 Material Approvals from any Governmental Body (if any) necessary (other than the Taiwan Approvals) for consummation of the transactions contemplated hereby, including without limitation, the Export Control License, shall have been timely obtained.

8.2                                 Conditions Precedent to Buyer’s Obligations

The obligations of Buyer to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Buyer:

(a)                                  The representations and warranties of Seller contained in this Agreement, any Collateral Agreement or in any schedule, exhibit, certificate or document delivered pursuant to the provisions hereof or thereof, or in connection with the transactions contemplated hereby shall be true and correct in all material respects (except for representations and warranties that are subject to a materiality qualification, which representations and warranties as so qualified shall be true and correct in all respects) at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such date.

(b)                                 Seller and/or the applicable Subsidiary shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement or any Collateral Agreement to be performed or complied with by it prior to or at the Closing.

(c)                                  There shall not have occurred since the date hereof any Seller Material Adverse Change.

(d)                                 Seller shall have executed and delivered to Buyer the Technology License Agreement.

(e)                                  Seller shall have executed and delivered to Buyer the Technology License Agreement.

(f)                                    Seller shall have executed and delivered the Escrow Agreement.

(g)                                 Buyer shall have received the Seller Legal Opinion.

(h)                                 Seller shall have procured the consent(s) listed on Schedule 8.2(h) in form and substance satisfactory to Buyer.

8.3                                 Conditions Precedent to Seller’s Obligations

The obligations of Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Seller:

(a)                                  The representations and warranties of Buyer contained in this Agreement, any Collateral Agreement or in any schedule, exhibit, certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects (except for representations and warranties that are subject to a materiality qualification, which representations and warranties as so qualified shall be true and correct in all respects) at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such date.

(b)                                 Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing, including executing the Collateral Agreements.

(c)                                  Buyer shall have executed and delivered to Seller the Technology License Agreement.

(d)                                 Buyer shall have executed and delivered to Seller the Transition Services Agreement.

(e)                                  Buyer shall have executed and delivered the Escrow Agreement.

(f)                                    Seller shall have received the Buyer Legal Opinion.

ARTICLE IX

STATUS OF AGREEMENTS

The rights and obligations of Buyer and Seller under this Agreement shall be subject to the following terms and conditions:

9.1                                 Survival

The representations and warranties of Buyer and Seller contained in this Agreement shall survive the Closing Date until, and claims based upon or arising out of such representations and warranties may be asserted at any time before, 5:00 p.m. Pacific time on the eighteenth month anniversary of the Closing Date (as applicable, the “Survival Period”), at which time, such representations and warranties shall expire and terminate.  The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a writing received by the other party prior to the expiration of the Survival Period.  The agreements and covenants contained in this Agreement shall survive the Closing Date indefinitely or in accordance with their terms, if any.

9.2                                 General Agreement to Indemnify

(a)                                  Seller and Buyer shall indemnify, defend and hold harmless the other party hereto, any Affiliate thereof, and any director, officer or employee of such other party or Affiliate thereof (each, an “Indemnified Party”) from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, and damages, amounts paid in settlement, interest, costs and expenses (including reasonable attorneys’ fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) incurred or suffered by any Indemnified Party to the extent that the Losses arise by reason of, or result from (i) any breach of any representation or warranty of such party contained in this Agreement, or (ii) the breach by such party of any covenant or agreement of such party contained in this Agreement or the Technology License Agreement to the extent not waived by the other party.

(b)                                 Seller further agrees to indemnify and hold harmless Buyer and its directors, officers and employees from and against any Losses incurred by any of them arising out of, resulting from, or relating to (i) the Excluded Liabilities and (ii) Buyer’s waiver of any applicable Bulk Sales Laws.

(c)                                  Buyer further agrees to indemnify and hold harmless Seller and its directors, officers and employees with respect to any failure of Buyer to discharge any of the Assumed Liabilities.

(d)                                 Amounts payable in respect of the parties’ indemnification obligations shall, to the extent allowable without penalty under relevant law, be treated as an adjustment to the Purchase Price.  Buyer and Seller shall attempt in good faith to jointly prepare an Asset Acquisition Statement as required by Section 5.3(b) and Treasury Reg. § 1.1060-1(e) as a

result of any adjustment to the Purchase Price pursuant to the preceding sentence.  Whether or not the Indemnifying Party (as hereinafter defined) chooses to defend or prosecute any Third Party Claim (as hereinafter defined) both parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith or as provided in Section 5.1.

(e)                                  The indemnification obligations of each party hereto under this Article IX shall inure to the benefit of the directors, officers, employees and Affiliates of the other party hereto on the same terms as are applicable to such other party.

(f)                                    The Indemnifying Party’s liability for all claims made under Section 9.2(a)(i) shall be subject to the following limitations: (i) the Indemnifying Party shall have no liability for such claims until the aggregate amount of the Losses incurred shall exceed Three Hundred Thousand U.S. Dollars (US $300,000), in which case the Indemnifying Party shall be liable only for the portion of the Losses exceeding such amount; and (ii) Seller’s aggregate liability for all such claims shall not exceed the Purchase Price.  For purposes of this Article IX, any qualification set forth in any representation or warranty contained in Article III of the Agreement to the effect that the impact of the matter described therein (or omitted from disclosure thereunder) shall be material to Seller or a Subsidiary (whether “material in all respects” or otherwise) with respect to Seller in order for such representation or warranty to be breached or inaccurate shall be disregarded.

(g)                                 The indemnification provided in this Article IX shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the terms, conditions, representations or warranties contained herein or any right or Action arising from the transactions contemplated by this Agreement; provided, however, this exclusive remedy for damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any Collateral Agreement in accordance with Section 10.11.

9.3                                 General Procedures for Indemnification

(a)                                  The Indemnified Party seeking indemnification under this Agreement shall promptly notify the party against whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any action, suit or proceeding by any Third Party, in respect of which indemnity may be sought hereunder and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless the Indemnifying Party has suffered material prejudice by such failure).  The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnifying Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Action by a Third Party in respect of which indemnity may be sought hereunder (a “Third Party Claim”), to assume the defense and control the settlement of such Third Party Claim that involves (and continues to involve) solely money damages; provided, however, that, if the Indemnifying Party assumes control of such defense, and there exists a conflict of interest between the interests of the Indemnifying Party and those of the Indemnified Party with respect to such Third Party Claim, the Indemnified Party may retain counsel satisfactory to it and the reasonable fees and expenses of such counsel to the Indemnified Party shall be considered Losses for the purpose of this Agreement.

(b)                                 The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim that the other is defending, as provided in this Agreement.

(c)                                  The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld) unless such settlement or judgment relates solely to monetary damages and such monetary damages will be paid fully by the Indemnifying Party.  The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, enter into any compromise or settlement that (i) commits the Indemnified Party to take, or to forbear to take, any action or (ii) does not provide for a complete release by such Third Party of the Indemnified Party.  The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief against the Indemnified Party, and shall have the right to settle any Third Party Claim involving money damages for which the Indemnifying Party has not assumed the defense pursuant to Section 9.3 with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d)                                 In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement that does not involve a Third Party Claim, such Indemnified Party shall send written notice of such claim to the Indemnifying Party.  Such notice shall specify the basis for such claim.  As promptly as possible after the Indemnified Party has given such notice, and subject to the limitations set forth in Section 9.2, the Indemnified Party and the Indemnifying Party shall establish the merits and amount of such claim by mutual agreement, or, if necessary, by (i) arbitration in a manner reasonably determined by mutual agreement of such parties or (ii) any other means elected by the Indemnified Party.

9.4                                 Special Agreement and Procedures for Indemnification for Third Party Intellectual Property Claims

(a)                                  Notwithstanding any other provision of this Agreement, Buyer shall assume the defense of any Third Party Intellectual Property Claim; provided, however, that Seller shall have the right to participate in (but not control), at its own expense, the defense of any such Third Party Intellectual Property Claim.  Buyer shall not, without Seller’s prior written consent, enter into a compromise or settlement that requires Seller to make any monetary payment or commits Seller to take, or forbear to take, any action.  Buyer and Seller shall mutually negotiate and agree on the settlement of any Third Party Intellectual Property Claim except to the extent such Third Party Intellectual Property Claim involves equitable or other non-monetary relief against Buyer, in which case Buyer shall have the sole and exclusive right to settle.

(b)                                 Notwithstanding any other provision of this Agreement:

(i)                                     in the event that Buyer incurs or suffers any Losses (e.g., settlement amounts or judgments) related to any Third Party Intellectual Property Claim, other than Defense Fees, then Seller shall indemnify and hold harmless Buyer, any Affiliate thereof, and any director, officer or employee of Buyer or Affiliate thereof, for all such Losses including Defense Fees;

(ii)                                  in the event that Buyer does not incur or suffer any Losses related to any Third Party Intellectual Property Claim other than Defense Fees, then Seller shall indemnify and hold harmless Buyer, any Affiliate thereof, and any director, officer or employee of Buyer or Affiliate thereof, from and against fifty percent (50%) of Defense Fees.

(c)                                  Notwithstanding any other provision of this Agreement, Seller shall not have any indemnity obligation for Third Party Intellectual Property Claims brought in connection with Item 1 set forth on Schedule 3.7(b).

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1                           Notices

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by Federal Express or other express carrier, fee prepaid, (iii) sent via facsimile with receipt confirmed, or (iv) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)                                  If to Seller, to:

Oak Technology, Inc.
1390 Kifer Road
Sunnyvale, CA  94086
Telephone No.:  (408) 523-6510; (408) 523-6567
Telecopier No.:  (408) 774-5337
Attention:  Chief Financial Officer & General Counsel

With a copy to:

Wildman, Harrold, Allen & Dixon
Attn: John L. Eisel, Esq.
225 W. Wacker Drive
Chicago, IL  60606
United States of America
Telephone No.:  (312) 201-2613
Telecopier No.:  (312) 201-2555

(b)                                 If to Buyer, to:

SunPlus Technology Co., Ltd.
19, Innovation First Rd. Science-Based Industrial Park
Hsin-Chu, Taiwan, R.O.C.
Telephone No.:  (886) 3-5786005
Telecopier No.:  (886) 3-5770602
Attention:  President

With a copy to:

Jones Day
Attn: Daniel R. Mitz, Esq.
2882 Sand Hill Road, Suite 240
Menlo Park, CA  94025
United States of America
Telephone No.:  (650) 739-3918
Telecopier No.:  (650) 739-3900

10.2                           Expenses

Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses that are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

10.3                           Entire Agreement; Modification

The agreement of the parties, which consists of this Agreement, the Schedules and Exhibits hereto and the documents referred to herein, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.  The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby, and in accordance with Section 11.4.

10.4                           Assignment; Binding Effect; Severability

This Agreement may not be assigned by any party hereto without the other party’s written consent, except that Buyer shall be entitled to assign all or any part of its rights or obligations under this Agreement to one of more of its direct or indirect majority-owned subsidiaries, which assignment, in each case, shall not affect Buyer’s payment obligations under this Agreement.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto.  The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use reasonable best efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

10.5                           Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF CALIFORNIA, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

10.6                           Consent to Jurisdiction

Buyer irrevocably submits, and Seller irrevocably submits and agrees to cause the Subsidiaries to irrevocably submit to, the exclusive jurisdiction of the State of California for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement or any transaction contemplated hereby shall be brought by it or any of its Affiliates except in such courts).  Buyer further agrees, and Seller further agrees and agrees to cause the Subsidiaries to agree, that service of any process, summons, notice or document by registered mail or reputable overnight courier service to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in California with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Buyer irrevocably and unconditionally waives (and agrees not to plead or claim), and Seller irrevocably and unconditionally waives (and agrees not to plead or claim) and agrees to cause the Subsidiaries to irrevocably and unconditionally waive (and not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the State of California or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.7                           Waiver of Jury Trial

Each party hereby waives, and agrees to cause each of its Affiliates to waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement.  Each party (i) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.7.

10.8                           Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.9                           Public Announcement

Prior to the signing of this Agreement, Seller and Buyer shall prepare a mutually agreeable release announcing the transaction contemplated hereby.  Except for such press release, neither Seller nor Buyer shall, without the approval of the other, make any press release or other announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Law, in which case the other party shall be advised and the parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to comply with accounting, stock exchange or federal securities Law disclosure obligations.

10.10                     No Third Party Beneficiaries

Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties hereto and their respective successors or assigns any rights (including Third Party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement or (b) constitute the parties hereto as partners or as participants in a joint venture.  This Agreement shall not provide Third Parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.  No Third Party shall have any right, independent of any right that exist irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

10.11                     Specific Performance

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of California, this being in addition to any other remedy to which they are entitled at law or in equity.

ARTICLE XI

TERMINATION AND WAIVER

11.1                           Termination

This Agreement may be terminated at any time prior to the Closing Date:

(a)                                  by the mutual written consent of Buyer and Seller;

(b)                                 by Buyer or Seller if the Closing shall not have occurred by April 30, 2003; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the transactions contemplated hereby to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)                                  by Buyer or Seller if (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Body that would make consummation of the Closing illegal;

(d)                                 by Buyer if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Body, which would (i) prohibit Buyer’s ownership or operation of any portion of the Business or the Purchased Assets or (ii) compel Buyer to dispose of or hold separate all or any portion of the Business or the Purchased Assets as a result of the transactions contemplated hereby;

(e)                                  by Buyer if Buyer is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement such that the conditions set forth in Sections 8.2(a) or 8.2(b), would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Seller; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(f)                                    by the Seller if Seller is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement such that the conditions set forth in Sections 8.3(a) or 8.3(b) would not be satisfied and such breach has not been cured within twenty (20)

calendar days after written notice thereof to Buyer; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

Where action is taken to terminate this Agreement pursuant to this Section 11.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

11.2                           Effect of Termination

In the event of the termination of this Agreement in accordance with Section 11.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except (i) under Article VI relating to confidentiality, (ii) under Section 10.2 relating to certain expenses, (iii) under Section 10.9 relating to publicity, (iv) under this Section 11.2 or (v) under Section 11.3, if applicable.  Nothing in this Section 11.2 shall be deemed to release either party from any liability for any breach of any obligation under this Agreement prior to its termination.

11.3                           Waiver of Agreement

Any term or condition hereof may be waived at any time prior to the Closing Date by the party hereto which is entitled to the benefits thereof by action taken by its Board of Directors or its duly authorized officer or employee, whether before or after the action of such party; provided, however, that such action shall be evidenced by a written instrument duly executed on behalf of such party by its duly authorized officer or employee.  The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

11.4                           Amendment of Agreement

This Agreement may be amended with respect to any provision contained herein at any time prior to the Closing Date by action of the parties hereto taken by their Boards of Directors or by their duly authorized officers or employees, whether before or after such party’s action; provided, however, that such amendment shall be evidenced by a written instrument duly executed on behalf of each party by its duly authorized officer or employee.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

OAK TECHNOLOGY, INC.

By:
Name:
Title:

SUNPLUS TECHNOLOGY CO., LTD.

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

ASSET PURCHASE AGREEMENT

by and between

OAK TECHNOLOGY, INC.

as Seller,

and

SUNPLUS TECHNOLOGY CO., LTD.

as Buyer

dated as of February 5, 2003

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS

1.1	Defined Terms

1.2	Additional Defined Terms

1.3	Other Definitional and Interpretive Matters

ARTICLE II	PURCHASE AND SALE OF THE BUSINESS

2.1	Purchase and Sale of Assets

2.2	Excluded Assets

2.3	Purchase Price

2.4	Assumed Liabilities

2.5	Excluded Liabilities

2.6	Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties

2.7	Taxes and Withholding

2.8	Bulk Sales Laws

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLER

3.1	Organization and Qualification; Subsidiaries

3.2	Authorization; Binding Effect

3.3	Non-Contravention; Consents

3.4	Title to Property; Principal Equipment; Sufficiency of Assets

3.5	Permits, Licenses

3.6	Contracts

3.7	Compliance With Laws; Litigation

3.8	Business Employees

3.9	Environmental Matters

3.10	Intellectual Property

3.11	Brokers

3.12	Taxes

3.13	Absence of Certain Changes or Events

3.14	Inventory

3.15	Product Liability, Recalls and Warranty Claims

i

3.16	Related Party Transactions

3.17	Material Customers, Suppliers and Distributors

3.18	Securities Matters

3.19	Disclosure

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER

4.1	Organization and Qualification

4.2	Authorization; Binding Effect

4.3	No Violations

4.4	Capitalization

4.5	Issuance of Shares

4.6	Litigation

4.7	Brokers

ARTICLE V	CERTAIN COVENANTS

5.1	Access and Information

5.2	Conduct of Business

5.3	Tax Reporting and Allocation of Consideration

5.4	Transition Services Agreement

5.5	Business Employees

5.6	Commercially Reasonable Best Efforts

5.7	Customer and Other Business Relationships; Cooperation

5.8	Sale by Buyer of Inventory Marked With Seller’s Name

5.9	Covenant Not to Compete

5.10	Non-Solicitation of Transferred Employees

5.11	Consents and Approvals

5.12	Capital Contribution to Buyer

5.13	Sale or License of Retained Patents

5.14	Exclusivity

5.15	Notice to Buyer of Breach of Seller’s Representations and Warranties

5.16	Inventory

ARTICLE VI	CONFIDENTIALITY

ARTICLE VII	CLOSING

7.1	Deliveries by Seller or the Subsidiaries

7.2	Deliveries by Buyer

7.3	Closing Date

7.4	Contemporaneous Effectiveness

ARTICLE VIII	CONDITIONS PRECEDENT TO CLOSING

8.1	General Conditions

8.2	Conditions Precedent to Buyer’s Obligations

8.3	Conditions Precedent to Seller’s Obligations

ARTICLE IX	STATUS OF AGREEMENTS

9.1	Survival

9.2	General Agreement to Indemnify

9.3	General Procedures for Indemnification

9.4	Special Agreement and Procedures for Indemnification for Third Party Intellectual Property Claims

ARTICLE X	MISCELLANEOUS PROVISIONS

10.1	Notices

10.2	Expenses

10.3	Entire Agreement; Modification

10.4	Assignment; Binding Effect; Severability

10.5	Governing Law

10.6	Consent to Jurisdiction

10.7	Waiver of Jury Trial

10.8	Execution in Counterparts

10.9	Public Announcement

10.10	No Third Party Beneficiaries

10.11	Specific Performance

ARTICLE XI	TERMINATION AND WAIVER

11.1	Termination

11.2	Effect of Termination

11.3	Waiver of Agreement

11.4	Amendment of Agreement

Schedules

Schedule 1.1(a)                                                   Assigned Patents

Schedule 1.1(b)                                                  Material Customers and Suppliers

Schedule 1.1(c)                                                   Integrated Circuits

Schedule 1.1(d)                                                  Systems Intellectual Property

Schedule 1.1(e)                                                   Retained Patents

Schedule 2.1(a)                                                   Assumed Contracts

Schedule 2.2(d)                                                  Excluded Contracts

Schedule 2.2(g)                                                  Excluded Assets

Schedule 2.4(f)                                                     Accounts Payable

Schedule 3.1                                                                 Subsidiaries

Schedule 3.3(b)                                                  Required Consents

Schedule 3.4(a)                                                   Title to Property

Schedule 3.4(b)                                                  Principal Equipment

Schedule 3.4(c)                                                   Sufficiency of Assets

Schedule 3.5                                                                 Governmental Permits

Schedule 3.6                                                                 Contracts

Schedule 3.7(a)                                                   Compliance with Laws

Schedule 3.7(b)                                                  Litigation

Schedule 3.8(a)                                                   Business Employees

Schedule 3.10(a)                                             Registered Intellectual Property Rights and Actions

Schedule 3.10(d)                                            Non-Exclusive Rights

Schedule 3.10(e)                                             Business Intellectual Property

Schedule 3.10(f)                                               Contracts, Licenses and Agreements

Schedule 3.10(g)                                            Indemnification of Third Parties for Infringement

Schedule 3.10(i)                                                Registered Intellectual Property Rights

Schedule 3.10(j)                                                Business Intellectual Property Disputes

Schedule 3.10(m)                                          Forms of Proprietary Information / Confidentiality Agreements

Schedule 3.10(n)                                            Business Intellectual Property Non-Contravention

Schedule 3.13                                                           Absence of Changes

Schedule 3.14(b)                                            Inventory

Schedule 3.15(c)                                             Warranty Claims

Schedule 3.16                                                           Related Party Transactions

Schedule 3.17                                                           Material Customers, Suppliers and Distributors

Schedule 4.3(b)                                                  Buyer Consents

Schedule 4.4                                                                 Buyer Capitalization

Schedule 5.2                                                                 Exceptions to Seller’s Conduct of Business

Schedule 5.11(c)                                             Form of License Agreement between Seller and Mitsubishi Chemical Corporation

Schedule 5.16(a)                                             Payable Reduction

Schedule 8.2(h)                                                  Consent(s) to be delivered at Closing

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Exhibits

Exhibit A                                               Form of Assignment and Bill of Sale

Exhibit B                                                 Form of Assumption Agreement

Exhibit C                                                 Form of Intellectual Property Agreements

Exhibit C-1                                       Form of Patent Assignment

Exhibit C-2                                       Form of Technology License Agreement

Exhibit D                                                Form of Transition Services Agreement

Exhibit E                                                  Transition Services Term Sheet

Exhibit F                                                  Form of Escrow Agreement